MEMBERSHIP INTEREST PURCHASE AGREEMENT

By and Between

OSAGE EXPLORATION & DEVELOPMENT, INC.

(Seller)

And

RAVEN PIPELINE COMPANY, LLC

(Purchaser)

Dated as of September 30, 2013

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4.25	Accounts Receivable	25
4.26	Finders’ Fees	26
4.27	Annual Budgets	26
4.28	Disclosure	26

ARTICLE V Representations and warranties of seller		26
5.1	Organization	26
5.2	Authorization; Enforceability	26
5.3	Governmental Authorization	27
5.4	Non-Contravention; Consents	27
5.5	Ownership in Units	27
5.6	Litigation	27

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PURCHASeR		27
6.1	Existence and Power	27
6.2	Authorization; Enforceability	27
6.3	Governmental Authorization	28
6.4	Non-Contravention	28
6.5	Finders’ Fees	28

ARTICLE VII CERTAIN COVENANTS		28
7.1	Books and Records	28
7.2	Public Announcements; Confidentiality	29
7.3	Further Assurances	29
7.4	Release	29

ARTICLE VIII TAX MATTERS		30
8.1	Tax Indemnification	30
8.2	Tax Returns	31
8.3	Tax Proceedings	32
8.4	Cooperation	33
8.5	Miscellaneous	33

ARTICLE IX SURVIVAL; INDEMNIFICATION		34
9.1	Survival	34
9.2	Indemnification	34
9.3	Certain Limitations; Threshold	35
9.4	Procedures	36
9.5	Payment of Indemnification Payments	38
9.6	Exclusive Remedy	38
9.7	Tax Indemnification; No Duplication	38

ARTICLE X DEFINITIONS; Miscellaneous		38
10.1	Definitions	38
10.2	Notices	50
10.3	Certain Interpretive Matters	51
10.4	Amendments and Waivers	51

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10.5	Expenses	52
10.6	Successors and Assigns	52
10.7	No Third-Party Beneficiaries	52
10.8	Governing Law	52
10.9	Jurisdiction	52
10.10	Counterparts	53
10.11	Table of Contents; Headings	53
10.12	Entire Agreement	53
10.13	Severability; Specific Performance	53
10.14	Currency Exchange	53

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List of Schedules and Exhibits

Schedules

2.1(b)(i)	Closing Date Payoff Indebtedness
3.2(l)	Agreements to be Terminated
4.2	Governmental Authorization - Seller
4.3	Non-Contravention - Seller
4.6(a)	Year-End Financial Statements
4.6(b)	Interim Financial Statements
4.6(d)	Indebtedness
4.7	Undisclosed Liabilities
4.8(a)	Tax Exceptions
4.8(b)	Tax Waivers; Additional Information
4.8(c)	Tax Returns
4.9	Absence of Certain Changes
4.10(a)	Contracts
4.11	Preference Right and Transfer Requirements
4.14	Insurance
4.15	Litigation
4.16(a)	Compliance with Laws
4.16(b)	Permits
4.17(b)	Required Easements
4.17(d)	Additional Seller Real Property Rights
4.18(a)	Oil and Gas Matters (E&P Contract Terms)
4.18(b)	Oil and Gas Matters (Oil, Gas and Water Disposal Wells)
4.18(c)	Oil and Gas Matters (Outstanding Work Obligations)
4.18(d)	Oil and Gas Matters (Debts and Fees)
4.18(e)	Oil and Gas Matters (Imbalances)
4.18(f)	Oil and Gas Matters (Non-consent)
4.18(g)	Oil and Gas Matters (Concession Fees and Royalties)
4.18(h)	Oil and Gas Matters (Environmental Compensation)
4.19(a)	Intellectual Property Rights
4.19(b)	Intellectual Property Exceptions
4.20	Environmental Matters
4.21(a)	Benefit Plans
4.21(b)	Certain Benefit Plans
4.21(c)	Benefit Plan Compliance
4.21(g)	Nonqualified Deferred Compensation Plans
4.22(a)	Affiliated Parties
4.22(b)	Other Affiliated Party Relationships
4.23	Customers; Suppliers
4.24(d)	Terminated Employees
4.24(f)	Operating Employees
4.24(g)	Confidentiality and Non-Competition Agreements
4.25	Accounts Receivable
4.26	Finders’ Fees
4.27	Annual Budgets
6.3	Governmental Authorization – Purchaser

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7.3	Operation of Business
10.1(a)	E&P Contract
10.1(b)	Contract Area
10.1(d)	Facilities Contracts
10.1(e)	Contracts
10.1(f)	Equipment

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Exhibits

Exhibit A	Net Working Capital Example

Exhibit B	Pipeline Facilities

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MEMBERSHIP INTEREST PURCHASe AGREEMENT

MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of September 30, 2013, by and between Osage Exploration & Development, Inc., a Delaware corporation (the “Seller”), and Raven Pipeline Company, LLC, a Delaware limited liability company (the “Purchaser”). Capitalized terms used herein are defined in Article X.

R E C I T A L S

WHEREAS, Seller owns, beneficially and of record all of the issued and outstanding Capital Interests (the “Units”) of Cimarrona Limited Liability Company, an Oklahoma limited liability company (including each of the Company’s Colombian branches, the “Company”); and

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of the Units, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Parties agree as follows:

ARTICLE I

SALE AND PURCHASe

1.1 Purchase and Sale of the Units.

(a) Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the Units, free and clear of all Liens other than Liens under applicable securities laws.

(b) Purchaser shall not be required to purchase any Units, unless Seller sells and assigns to Purchaser all of the Units.

ARTICLE II

PAYMENT OF PURCHASE PRICE and CLosing payments

2.1 Purchase Price at Closing and Related Payments.

(a) In consideration for the sale by Seller to Purchaser of the Units, subject to the post-Closing adjustments pursuant to Section 2.4, the aggregate purchase price payable at Closing for the Units shall be equal to $6,800,000, as adjusted for the following items:

(i) minus, the Estimated Working Capital Deficit, if any;

(ii) plus, the Estimated Working Capital Surplus, if any;

(iii) minus, the Estimated Net Debt; and

(iv) minus, the Estimated Seller Transaction Expenses.

The resulting amount after giving effect to the above adjustments is herein referred to as the “Estimated Equity Value Price.”

(b) At Closing or within ten (10) days thereafter, Purchaser shall pay or caused to be paid the following payments in immediately available funds:

(i) first, an amount necessary to satisfy in full the Closing Date Payoff Indebtedness set forth on Schedule 2.1(b)(i), which aggregate amount shall be paid to the applicable lenders in accordance with the wiring instructions set forth in the related pay-off letters received from such lenders and delivered by Seller to Purchaser no less than two (2) days prior to Closing Date;

(ii) second, an amount in immediately available funds equal to the Estimated Seller Transaction Expenses, which amount shall be paid to the applicable payees in accordance with the wiring instructions provided to Purchaser in writing by Seller with respect to such payees at least two (2) Business Days prior to the Closing Date;

(iii) third, an amount equal to $250,000 (the “Escrow Amount”) to be deposited in escrow with the Escrow Agent by Purchaser in accordance with Section 2.2; and

(iv) fourth, an amount equal to the Estimated Equity Value Price, minus the Escrow Amount, which amount shall be paid to Seller at Closing based on wiring instructions provided to Purchaser at least two (2) Business Days prior to the Closing Date.

2.2 Escrow.. At Closing or within ten (10) days thereafter, Purchaser shall deposit the Escrow Amount in an escrow account with Amegy Bank, N.A. (the “Escrow Agent”), pursuant to an escrow agreement (the “Escrow Agreement”) among the Escrow Agent, Purchaser and Seller dated as of the Closing Date, to secure the post-Closing purchase price adjustments and any indemnity obligations of Seller pursuant to this Agreement. The Escrow Amount may be used by Purchaser, in its sole discretion, to satisfy any amounts which are payable to Purchaser pursuant to (i) Section 2.4 relating to adjustments based upon the Final Closing Adjustment Items or (ii) Article VIII and Article IX with respect to payments, if any, of certain indemnity obligations of Seller. The Escrow Agent shall hold and invest the Escrow Amount and make disbursements therefrom in accordance with the terms of the Escrow Agreement. The Escrow Agreement shall provide that the Escrow Amount may only be disbursed upon the joint written instruction of Seller and Purchaser or upon a final non-appealable judgment of a competent court of justice or arbitral tribunal. The Escrow Amount shall be treated for tax purposes as owned by Buyer, and any interest or other income thereon will be treated as income of Buyer consistent with proposed Treasury Regulation 1.468B-8 and distributed to the Buyer following the end of each calendar quarter. All fees and expenses associated with the Escrow Agreement shall be borne one-half by Seller and one-half by Purchaser.

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2.3 Estimated Working Capital Balance; Post-Closing Purchase Price Adjustment.

(a) Not less than five (5) Business Days prior to Closing, Seller shall have prepared in good faith and delivered to Purchaser:

(i) a balance sheet of the Company as of the close of business on the Closing Date, without giving effect to the transactions described in this Agreement to be consummated at the Closing (other than to reflect the payment of the Closing Date Payoff Indebtedness and the Estimated Seller Transaction Expenses pursuant to Section 2.1(b)) (the “Estimated Closing Date Balance Sheet”), which will be prepared in accordance with GAAP consistent with the historic accounting methodologies and principles of the Company, consistently applied (it being understood that if such historic accounting methodologies and principles are not in accordance with GAAP, then GAAP accounting methodologies and principles shall apply); and

(ii) a statement (the “Estimated Closing Statement”) setting forth a reasonable, good faith estimate of each of:

(A) the Net Working Capital (“Estimated Working Capital Balance”) prepared from the Estimated Closing Date Balance Sheet;

(B) the Closing Date Indebtedness (the “Estimated Closing Date Indebtedness”) owing to each creditor;

(C) the Closing Cash Amount (the “Estimated Closing Cash Amount”); and

(D) the unpaid Seller Transaction Expenses (including those to be paid at Closing) (the “Estimated Seller Transaction Expenses”) payable to each vendor.

In connection with the preparation of the Estimated Closing Statement, Purchaser and its representatives and advisors shall have had reasonable access to all of the Company’s books and records relating to the preparation of the Estimated Closing Statement.

(b) Within 120 days after the Closing Date, Purchaser will prepare and deliver, or cause to be prepared and delivered, to Seller, the following (collectively, the “Closing Statement”):

(i) a balance sheet of the Company as of the close of business on the Closing Date (the “Closing Date Balance Sheet”), without giving effect to the transactions described in this Agreement to be consummated at the Closing (other than to reflect the payment of the Closing Date Payoff Indebtedness and the Seller Transaction Expenses pursuant to Section 2.1(b));

(ii) a proposed statement of: (A) the Net Working Capital prepared from the Closing Date Balance Sheet (the “Closing Net Working Capital Balance”), and the Closing Working Capital Deficit or the Closing Working Capital Surplus, if any, based on the Closing Date Balance Sheet, (B) the Closing Date Indebtedness broken down by creditor, (C) the Closing Cash Amount, (D) the unpaid Seller Transaction Expenses (including those paid at Closing) broken down by vendor (items (A), (B), (C) and (D) above collectively referred to as the “Closing Adjustment Items”); and

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(iii) based upon the amounts set forth for each such Closing Adjustment Item listed above, an estimate of the Final Equity Value Price shall be computed in the same manner used in calculating the Estimated Equity Value Price pursuant to Section 2.1(a) but substituting the Closing Adjustment Items set forth in the Closing Statement for the estimated amounts.

The Closing Date Balance Sheet and the statement of Net Working Capital (x) will reflect, respectively, the financial position of the Company and the components and calculation of the Net Working Capital, in each case as of the close of business on the Closing Date, and (y) will be prepared as of the Closing in accordance with GAAP consistent with the historic accounting methodologies and principles of the Company, consistently applied (it being understood that if such historic accounting methodologies and principles are not in accordance with GAAP, then GAAP accounting methodologies and principles shall apply).

(c) If, within 60 days after the date of Purchaser’s delivery of the Closing Date Balance Sheet and the Closing Statement, Seller determines in good faith that the Closing Date Balance Sheet and the determination of the Closing Adjustment Items set forth in the Closing Statement have not been prepared or determined in accordance with this Agreement, Seller may give written notice to Purchaser within such 60-day period (i) setting forth Seller’s proposed changes to the Closing Date Balance Sheet as prepared by Purchaser and any Closing Adjustment Item contained in the Closing Statement and (ii) specifying in reasonable detail Seller’s basis for disagreement with Purchaser’s preparation and determination of the Closing Date Balance Sheet and the Closing Adjustment Items set forth in the Closing Statement. The failure by Seller to so express disagreement and provide such notice within such 60-day period will constitute acceptance by Seller of Purchaser’s preparation of the Closing Date Balance Sheet and the Closing Adjustment Items set forth in the Closing Statement. If Purchaser and Seller are unable to resolve any disagreement between them with respect to the preparation of the Closing Date Balance Sheet and the determination of the Closing Adjustment Items set forth in the Closing Statement within 30 days after the giving of notice by Seller to Purchaser of such disagreement, the dispute may be referred by Purchaser or Seller for determination to the Bogota office of GR Partners Contadores S.A.S., or if such firm is unable or unwilling to act in such capacity, then to such other nationally recognized and independent certified public accounting firm as Seller and Purchaser may then mutually agree upon in writing (in either case, the “Accountants”).

(d) Within 15 days of such referral to the Accountants, each of Purchaser and Seller shall submit, in writing, detailed briefs to the Accountants setting forth their position, and the Accountants shall make a written determination as promptly as practicable but in any event within 30 days after the date on which the dispute is referred to the Accountants. The accountants will not disclose either Party’s position to the other Party. Neither Purchaser nor Seller shall be entitled to respond to the brief provided by the other Party to the Accountants. The Accountants may ask and receive responses in writing from one or both Parties in order to clarify such Party’s position. With respect to the Closing Balance Sheet and each Closing Adjustment Item as to which Seller has disagreed, the Accountants are authorized to select only the Closing Balance Sheet and Closing Adjustment Item as presented by Purchaser or Seller, and shall not select any other determination of the Closing Balance Sheet or any such disputed Closing Adjustment Item. The costs and expenses of the Accountants shall be borne by the Party against whom the majority of amounts in dispute are decided. No Party will disclose to the Accountants, and the Accountants will not consider for any purposes, any settlement discussions or settlement offer made by any Party. The decision of the Accountants shall be final and binding on the Parties (including Seller and Purchaser).

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(e) The “Final Closing Adjustment Items” shall mean the Closing Adjustment Items as revised to reflect any revisions thereto pursuant to Section 2.3(d). The “Final Equity Value Price” shall mean $6,800,000, as adjusted for the Final Closing Adjustment Items based on the methodologies set forth in Section 2.1(a) but replacing the estimated items set forth therein with the Final Closing Adjustment Items.

(f) During the period that Seller’s advisors and personnel are conducting their review of Purchaser’s preparation of the Closing Date Balance Sheet and the Closing Statement until the final determination of the Final Closing Adjustment Items, Seller and its representatives will have reasonable access during normal business hours to the work papers prepared by or on behalf of Purchaser and its representatives in connection with Purchaser’s preparation of the Closing Date Balance Sheet and the Closing Statement and the determination of the Closing Adjustment Items; provided, however, that Seller will conduct such review in a manner that does not unreasonably interfere with the conduct of the businesses of Purchaser or its Subsidiaries (including the Company).

2.4 Adjustments to Purchase Price. Upon the final determination of the Final Closing Adjustment Items and Final Equity Value Price, the Parties shall make the following adjustments:

(a) If the Estimated Equity Value Price exceeds the Final Equity Value Price, then Seller will pay to Purchaser the amount of such excess in cash by wire transfer of immediately available funds to an account specified by Purchaser, which payment will be made within five (5) Business Days following the final determination with respect to the Final Equity Value Price.

(b) If the Estimated Equity Value Price is less than the Final Equity Value Price, then Purchaser will pay to Seller the amount of such difference in cash by wire transfer of immediately available funds to one account specified by Seller in writing, which payment will be made within five (5) Business Days following the final determination with respect to the Final Equity Value Price.

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2.5 Purchase Price Allocation.  Purchaser and Seller agree that the Purchase Price will be allocated to the Units as set forth on Schedule 2.5, which shall be prepared in accordance with Revenue Ruling 99-6, Situation 2 and Section 1060 of the Code and the regulations thereto, subject to any post-Closing adjustments, including pursuant to Section 2.4 and Article VIII and Article IX. Purchaser and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such provisions.

2.6 Withholding Taxes. Any payments hereunder from Purchaser to Seller, or from Seller to Purchaser, shall be made free and clear of, and without deduction or withholding, unless such deduction or withholding is required under applicable Law (in which case such payments shall be net of any such withholding).

2.7 Contingent Payments.

(a) So long as the per barrel transportation rate charged with respect to the pipeline included in the Facilities is not adjusted during the period between the Closing Date and March 31, 2014, then Purchaser will pay to Seller $1,000,000 in cash by wire transfer of immediately available funds to an account specified by Seller, which payment will be made within five (5) Business Days following March 31, 2014.

(b) Ecopetrol S.A. (“Ecopetrol”) is a party to that certain (i) Association Contract executed on January 22, 1993, effective as of March 23,1993, and approved by Resolution No. 7173 of July 28, 1993 of the Ministry of Mines and Energy of the Republic of Colombia, for the exploration and exploitation in the Dindal area and (ii) Association Contract executed on January 23, 1995, effective as of August 22, 1995, and approved by Resolution No. 6126 of July 17, 1995 of the Ministry of Mines and Energy of the Republic of Colombia, for the exploration and exploitation in the Rio Seco area, under the terms of which Ecopetrol is obligated to make certain payments to the Associate (today, Cimarrona Limited Liability Company with a percentage of 9.40% and Pacific Stratus Energy Colombia Corp with a percentage of 90.60%) in order to fund two hundred percent (200%) of the amount incurred by the Associate for the field production (the “Ecopetrol Payment Obligation”). As of the Closing, there exists a dispute between Ecopetrol and the Associated regarding whether Ecopetrol has satisfied or overpaid the Ecopetrol Payment Obligation. The Parties hereby agree as follows:

(i) in the event after Closing the Company pays funds to satisfy obligations to, or otherwise pays, Ecopetrol in connection with the satisfaction (or settlement) of an overpayment of the Ecopetrol Payment Obligation, then Seller will pay to Purchaser an amount equal to such funds in U.S. Dollars by wire transfer of immediately available funds to an account specified by Purchaser, which payment will be made within five (5) Business Days following the payment of such funds by the Company; and

(ii) in the event after Closing the Company receives funds in connection with the satisfaction (or settlement) of the Ecopetrol Payment Obligation, then Purchaser will pay to Seller an amount equal to such funds in U.S. Dollars by wire transfer of immediately available funds to an account specified by Seller, which payment will be made within five (5) Business Days following the receipt of such funds by the Company.

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ARTICLE III

Closing and closing deliverables

3.1 The Closing. Upon the terms and subject to the conditions of this Agreement, the Closing of the transactions contemplated under this Agreement (the “Closing”) shall take place at the offices Porter Hedges, L.P., located at 1000 Main Street, 36th Floor, Houston, Texas 77002, on the date hereof (the “Closing Date”). The Closing will be deemed effective for accounting, tax and all other purposes as of 12:01 a.m., Houston, Texas time, on the Closing Date.

3.2 Deliveries by Seller. At the Closing, Seller will deliver or cause to be delivered to Purchaser:

(a) original unit certificates representing the Units, together with such instruments of assignment, conveyance and transfer as Purchaser may reasonably deem necessary or desirable, duly executed by Seller;

(b) (i) the certificate of formation, as amended (or similar Governing Document), of the Company, certified by a duly authorized officer of the Company, dated the Closing Date, (ii) the limited liability company agreement (or similar Governing Document) of the Company, certified by a duly authorized officer of the Company, dated the Closing Date; and (iii) if applicable, duly adopted resolutions of the board of managers or other governing body of the Company authorizing the transactions contemplated by this Agreement, including the transfer of the Units to Purchaser, certified by a duly authorized officer or representative of the Company;

(c) good standing certificates (or similar certificate) of the Company from the secretary of state (or corresponding Governmental Authority) in which such entity is organized and in each other jurisdiction in which the Company is qualified to do business as a foreign entity, in each case dated as of a date not more than 15 days prior to the Closing Date;

(d) good standing certificate (or similar certificate) of Seller from the secretary of state (or corresponding Governmental Authority) in which Seller is incorporated, dated as of a date not more than 15 days prior to the Closing Date;

(e) a certificate executed by a duly authorized officer or representative of Seller certifying as of the Closing Date that such Seller has duly authorized the transactions contemplated by this Agreement, including the transfer of Units to Purchaser, the execution and delivery of this Agreement and each Ancillary Agreement to which Seller will be a party at Closing, and the consummation of the transactions contemplated hereunder and thereunder;

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(f) resignations, effective the Closing Date, of each director and officer of the Company, except as otherwise requested in writing by Purchaser;

(g) evidence or copies of the consents, approvals, orders, qualifications or waivers required by any third party or Governmental Authority to consummate the transactions contemplated by this Agreement that are listed in Schedule 4.2 and Schedule 4.3;

(h) each Ancillary Agreement required to be duly executed and delivered by the Parties other than Purchaser or its Affiliates;

(i) pay-off letters in a form acceptable to Purchaser, executed and delivered from all holders of Closing Date Payoff Indebtedness, which pay-off letters set forth the terms and conditions of the payment and discharge in full based on the payments to be made under Section 2.1 of all such Closing Date Payoff Indebtedness and release of all Liens granted by Seller or the Company relating thereto on and as of the Closing Date upon the payment thereof;

(j) a duly executed statement from Seller, in a form that satisfies the requirements of Section 1.1445-2(b)(2) of the Treasury Regulations, to the effect that such Seller is not a foreign person within the meaning of Section 1445 of the Code;

(k) a duly executed IRS Form W-9 from Seller;

(l) evidence of the termination or cancellation of the agreements set forth on Schedule 3.2(l) such that the Company has no continuing or further liability under such agreements as of the Closing Date;

(m) a letter executed by Ecopetrol S.A.’s legal representative or its designee, approving Purchaser’s purchase of the Units from Seller; and

(n) such other documents and instruments as may be reasonably requested by Purchaser that are required to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and to comply with the terms hereof and thereof.

3.3 Deliveries by Purchaser.  At the Closing, Purchaser will deliver or caused to be delivered to Seller:

(a) the Estimated Equity Value Price (less the Escrow Amount) to Seller pursuant to Section 2.1(b);

(b) each Ancillary Agreement required to be duly executed and delivered by the Parties other than Seller or its Affiliates; and

(c) such other documents and instruments as may be reasonably requested by Seller that are required to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and to comply with the terms hereof and thereof.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF SELLER with respect to the Company

Seller represents and warrants to Purchaser as follows:

4.1 Existence, Power and Authorization. The Company is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Company has all power required to carry on the Business as now conducted. Each of the Company’s Colombian branches is duly organized, validly existing and in good standing under the laws of Colombia. The Company is duly qualified to conduct business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified and in good standing would not be reasonably likely to have a Material Adverse Effect. The Company has previously delivered to Purchaser true and complete copies of its Governing Documents. The transfer of the Units to Purchaser has been duly authorized by all required organizational action on the part of the Company.

4.2 Governmental Authorization. Except as disclosed in Schedule 4.2, the execution, delivery and performance by Seller of this Agreement and each Ancillary Agreement to which the Company or Seller will be a party at the Closing, and the consummation of the transactions contemplated hereby and thereby, does not require any consent, approval, order, authorization or action by or in respect of, or filing with, any Governmental Authority.

4.3 Non-Contravention; Consents. Except as disclosed in Schedule 4.3, the execution, delivery and performance by Seller of this Agreement and each Ancillary Agreement to which the Company or Seller will be a party at the Closing, and the consummation of the transactions contemplated hereby and thereby do not and will not at the Closing (a) violate the Governing Documents of the Company, (b) violate any applicable Law or Order, (c) require any filing with or Permit, consent or approval of, or the giving of any notice to, any Person (including filings, consents or approvals required under any Permits of the Company or any licenses to which the Company is a party), (d) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or to a loss of any benefit to which the Company is entitled under, any agreement or permit, or (e) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company.

4.4 Capitalization. The Units constitute all of the issued and outstanding Capital Interests in the Company and are owned beneficially and of record by Seller, free and clear of all Liens, other than restrictions on transfer under applicable securities Laws. All of the Units are duly authorized, validly issued and outstanding, fully paid and non-assessable, and were issued free of preemptive rights in accordance with applicable Laws. There are no options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Units or obligating the Company to issue, sell or otherwise cause to become outstanding any Capital Interests. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Capital Interests of the Company. Upon consummation of the transactions contemplated by this Agreement, Purchaser will acquire good and indefeasible title to the Units, free and clear of all Liens, other than liens under applicable securities laws. There are no voting trusts, agreements, proxies or other understandings in effect with respect to the voting or transfer of any of the Units. There are no outstanding or authorized equity appreciation, phantom participation or similar rights with respect to the Company.

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4.5 No Subsidiaries. The Company does not own, nor has owned, any Capital Interests, directly or indirectly, in any Person. There are no outstanding obligations of the Company to provide funds or make any investment (in either case, in the form of a loan, capital contribution, purchase of any Capital Interests (whether from the issuer or another Person)) in any other Person.

4.6 Financial Statements.

(a) The Year-End Financial Statements are attached hereto as Schedule 4.6(a). The Year-End Financial Statements have been prepared in accordance with GAAP and fairly present in all material respects the financial position of the Company at the dates thereof and the results of the operations and cash flows of the Company for the periods then ended.

(b) The Interim Financial Statements are attached hereto as Schedule 4.6(b). The Interim Financial Statements have been prepared in accordance with GAAP on a consistent basis with the Year-End Financial Statements (subject to normal recurring year-end adjustments and except for the absence of footnote disclosure), and fairly present in all material respects the financial position of the Company at the dates thereof and the results of operations and cash flows of the Company for the periods then ended.

(c) The books of account, minute books and other records of the Company, all of which have been made available to Purchaser, are complete and correct in all material respects.

(d) Except as set forth on Schedule 4.6(d), the Company has no Indebtedness.

4.7 No Undisclosed Liabilities. There are no liabilities, contingent or otherwise, of the Company of the type required to be reflected as liabilities on a balance sheet prepared in accordance with GAAP, including the footnotes thereto, other than (a) liabilities fully provided for in the Year-End Financial Statements (including the footnotes thereto) or the Interim Financial Statements (excluding any footnotes thereto), (b) liabilities specifically disclosed in Schedule 4.7, and (c) other undisclosed liabilities incurred since the Balance Sheet Date in the Ordinary Course of Business.

4.8 Tax Matters.

(a) Except as disclosed in Schedule 4.8(a):

(i) the Company has timely filed all Tax Returns required to be filed by it in accordance with applicable Law, and all such Tax Returns were correct and complete in all material respects;

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(ii) all Taxes (whether or not reflected on a Tax Return) due and owing by the Company were timely paid;

(iii) the Company currently is not the beneficiary of any extension of time within which to file any Tax Return;

(iv) no claim has ever been made by a Taxing Authority in a jurisdiction where the Company does not file all required Tax Returns that the Company is or may be subject to taxation by that jurisdiction;

(v) the Company is not doing business in nor engaged in a trade or business in any jurisdiction in which it has not filed all required Tax Returns;

(vi) all Taxes that the Company was or is required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been timely paid to the appropriate Taxing Authority;

(vii) there are no Liens with respect to Taxes on the assets of the Company, other than under clause (b) of the definition of Permitted Liens;

(viii) the unpaid Taxes of the Company (A) did not, as of the date of the Interim Financial Statements, exceed the reserve for Tax liabilities (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the Interim Financial Statements, and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with past custom and practice of the Company in filing their Tax Returns;

(ix) the Company (A) has not been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is the Company), (B) has no liability for any Taxes of any Person (other than the Company) under Section 1.1502-6 of the Treasury Regulations (or similar provisions of state, local or foreign Law) as a transferee or successor, by contract or otherwise, and (C) has not at any time been a member of any partnership or joint venture, or the holder of a beneficial interest in any trust, for any period for which the statute of limitations for any relevant Tax has not expired;

(x) the Company has maintained such records in respect of each transaction, event and item (including as required to support otherwise allowable deductions and losses) as are required under applicable Tax Law;

(xi) the Company is not a party to or bound by any Tax allocation or Tax-Sharing Agreement, and the Company has no contractual obligation to indemnify any other Person with respect to any Tax;

(xii) no assets of the Company are required to be treated as owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, or are “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code;

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(xiii) the Company is not nor was a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii);

(xiv) the Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock that was purported or intended to qualify for tax-free treatment under Section 355 of the Code (A) during any period for which the statute of limitations for any relevant Tax has not expired, or (B) that could constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement;

(xv) the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) intercompany transactions; (B) change in method of accounting for a taxable period ending on or prior to the Closing Date (including pursuant to Section 481 of the Code); (C) “closing agreement” as described in Section 7121 of the Code executed on or prior to the Closing Date; (D) installment sale or open transaction disposition made on or prior to the Closing Date; (E) long-term contract method of accounting; (F) cancellation of debt income (including pursuant to Section 108(i) of the Code); (G) prepaid amount received on or prior to the Closing Date; or (H) any corresponding or similar provision with respect to the foregoing of any state, local or foreign Law relating to Taxes

(xvi) the Company (A) has not agreed to make, nor is required to make, and will not as a result of the transactions contemplated in this Agreement be required to make, adjustments under Section 481 of the Code, (B) has not made any election under Section 341(f) (prior to the repeal thereof) of the Code, (C) has not undergone an ownership change for purposes of Section 382 of the Code, or (D) has not made any corresponding or similar provision of state, local or foreign Law relating to Taxes;

(xvii) the Company has not made or rescinded any material election relating to Taxes nor, except as may be required by applicable Law, made any material change to any method of reporting income or deductions for Tax purposes from those employed in the preparation of the Tax Returns most recently filed by or on behalf the Company;

(xviii) all transactions between the Company and its Affiliates have been conducted at arm’s length within the meaning of Section 482 of the Code (or any corresponding or similar provision of state, local or foreign Law relating to Taxes including Colombian Tax Code, Article 260-2);

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(xix) the Company has not participated in or cooperated with an international boycott within the scope of Section 999 of the Code;

(xx) the Company has not participated in any “reportable transaction” within the meaning of Section 6707A(c)(i) of the Code or Section 1.6011-4(b) of the Treasury Regulations;

(xxi) at all times since its formation, (A) the Company has been treated as a partnership for United States income Tax purposes, (B) its Colombian branch has always been taxed in Colombia as a “sucursal” (i.e., branch) and (C) the Company has had no subsidiaries under any Tax rules.

(b) Except as disclosed in Schedule 4.8(b):

(i) no adjustment for any Taxes has been (A) proposed, asserted or assessed in writing against the Company, or (B) to Seller’s Knowledge, proposed informally or threatened, by any Taxing Authority with respect to the Company;

(ii) there are no pending or, to Seller’s Knowledge, threatened Tax Proceedings with respect to the Company;

(iii) there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Company may be subject and no such waivers or agreements have been requested;

(iv) to Seller’s Knowledge, there are no requests for information or documents currently outstanding from any Taxing Authority with respect to the Taxes of the Company;

(v) to Seller’s Knowledge, there are no proposed reassessments of any property owned by the Company or other proposals that are reasonably likely to increase the amount of any Tax to which the Company would be subject;

(vi) the Company has not executed nor entered into any written agreement with, or obtained or applied for any written consents or written clearances or any other Tax rulings from, nor has there been any written agreement executed or entered into on behalf of it with, any Taxing Authority, including any IRS private letter rulings, comparable rulings of any other Taxing Authority, or closing agreements pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of any Law that would be binding on it with respect to any taxable period (or portion thereof) after the Closing; and

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(vii) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company.

(c) Schedule 4.8(c) lists all Tax Returns filed with respect to the Company for all taxable periods beginning on or after January 1, 2009, specifies the jurisdictions in which each such Tax Return has been filed, indicates any Tax Returns that previously have been audited, and indicates any Tax Returns that currently are the subject of audit. Seller has delivered to Purchaser correct and complete copies of all Tax Returns with respect to the Company filed since January 1, 2009, any examination reports received with respect to the Company since January 1, 2009, and any written statements of deficiencies assessed against or proposed to be assessed against the Company.

4.9 Absence of Certain Changes . Except as disclosed in Schedule 4.9, since January 1, 2013:

(a) The Company has conducted the Business in the Ordinary Course of Business and there has been (i) no event, occurrence, development or circumstance which, individually or in the aggregate, has had or which is reasonably expected to have a Material Adverse Effect or (ii) no damage, destruction or casualty loss resulting in liabilities, damages or losses (whether or not covered by insurance) with respect to any material asset owned or operated by the Company, and

(b) The Company has not taken any of the following actions:

(i) amended its Governing Documents, issued or agreed to issue any additional shares of Capital Interests of any class or series or issued or entered into or agreed to issue or enter into any securities convertible into or exercisable or exchangeable for Capital Interests, or issued any options, warrants or other rights to acquire any Capital Interests, or sold, transferred or otherwise disposed of or encumbered any Capital Interests of any class or series or declared, set aside, made or paid any dividend or other distribution in respect of its Capital Interests;

(ii) acquired by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(iii) adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization including of its Colombian branches;

(iv) changed any salaries or other compensation of, or paid any bonuses to, any current or former officer, employee or legal or beneficial shareholder of the Company, or entered into any employment, severance or similar agreement with any current or former officer, employee or legal or beneficial shareholder of the Company; provided, however, that the compensation of employees of the Company receiving annual compensation of less than $25,000 may be changed in the Ordinary Course of Business;

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(v) adopted, modified or increased any benefits under any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other Benefit Plan;

(vi) entered into any contract or commitment, except for contracts and commitments entered into by the Company in the Ordinary Course of Business;

(vii) modified or amended in any material respect or terminated any Contract listed or required to be listed in Schedule 4.10, except in the Ordinary Course of Business;

(viii) entered into any transaction or commitment relating to the assets of the Company or the Business or canceled or waived any claim or right which, individually or in the aggregate, is reasonably expected to be material to the Company;

(ix) made any change in accounting methods or practices (including changes in reserve or accrual policies), except as required by Law;

(x) sold, leased or otherwise disposed of any material asset or property, other than inventory disposed of in the Ordinary Course of Business;

(xi) created or assumed any Lien, other than a Permitted Lien;

(xii) incurred any Indebtedness (other than in the Ordinary Course of Business under any revolving credit facility of the Company);

(xiii) committed any violation of the environmental licenses or any other Permits in Colombia

(xiv) terminated or closed any facility, business or operation of the Company;

(xv) settled, released or forgave any material claim or litigation or waive any right thereto;

(xvi) made or committed to make any non-emergency capital expenditure related to the Business other than in the Ordinary Course of Business;

(xvii) made any material Tax election;

(xviii) loaned or advanced any money or other property to any Person, other than advances to employees for travel or business expenses in the Ordinary Course of Business;

(xix) changed the primary line of business of the Company;

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(xx) made, applied for or agreed to any general or specific plan, zoning, subdivision map, conditional use Permit or other discretionary governmental entitlement or any material modification to any of the foregoing with respect to any Company Property;

(xxi) made any material changes in the selling or distribution practices of the Business or, other than in the Ordinary Course of Business, the advertising, promotion, terms of sale or collection, purchase or payment practices of the Business; or

(xxii) agreed to do any of the foregoing.

4.10 Contracts

(a) Except as disclosed in Schedule 4.10(a), the Company is not a party to or bound by any lease, agreement, contract, commitment or other legally binding contractual right or obligation (whether written or oral) (the “Contracts”):

(b) Schedule 4.10(a) also lists the following contracts or agreements to which Company is a party or by which any of the Company Properties are bound as of the date of this Agreement (such contracts also being hereinafter referred to as “Contracts”):

(i) the E&P Contract;

(ii) each Facilities Contract; and

(iii) each Related E&P Contract.

(c) Each Contract disclosed in or required to be disclosed in Schedule 4.10(a) is a valid and binding agreement of the Company and, to the Knowledge of Seller, each other party thereto, enforceable in accordance with its respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity). The Company is not nor, to the Knowledge of Seller, is any other party to any such Contract is in default or breach (with or without due notice or lapse of time or both) in any material respect under the terms of any such Contract. To the Knowledge of Seller there is no event, occurrence, condition or act which, individually or in the aggregate, with the giving of notice or the passage of time or both, or the happening of any other event or condition, could reasonably be expected to become a material default or event of default under any such Contract. Seller has delivered or made available to Purchaser true and complete originals or copies of all Contracts disclosed in or required to be disclosed in Schedule 4.10(a). To the knowledge of Seller, no counterparty has given notice to terminate or threatened to terminate any Contract.

4.11 Preferential Rights and Consents  None of the Company Properties, or any portion thereof, is subject to any Preference Right or any Transfer Requirement that may be applicable to the transactions contemplated by this Agreement, except for Preference Rights and Transfer Requirements as are set forth on Schedule 4.11.

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4.12 Condemnation . There is no actual or, to Seller’s Knowledge, threatened taking (whether permanent, temporary, whole or partial) of any part of the Company Properties by reason of condemnation or the threat of condemnation.

4.13 Payments for Production. Except as set out on Schedule 4.13, the Company is not obligated by virtue of a take or pay payment, an advance payment, or other similar payment, to make future delivery of Hydrocarbons, or proceeds from the sale thereof, that are attributable to the Company’s interest in the E&P Contract without receiving full payment therefor at or after the time of delivery. All proceeds from the sale of the Company’s share of the Hydrocarbons being produced from the Company Properties are currently being paid in full to the Company or its Affiliates by the purchaser thereof in accordance with the terms of the applicable Hydrocarbons sales agreement between the Company or its Affiliates and such purchaser. The Company is not obligated by any arrangements affecting the Facilities whereby Purchaser will be obligated to transport or deliver gas at some future time without then or thereupon receiving full payment therefore.

4.14 Insurance Coverage. Schedule 4.14 contains a list of all of the insurance policies and fidelity bonds covering the assets, Business, operations, employees, officers and directors of the Company. There is no material claim by the Company pending under any such policies or bonds as to which the Company has received any refusal of coverage or any notice that a defense will be afforded with reservation of rights. All premiums due and payable under all such policies and bonds have been paid, and the Company has complied in all material respects with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) are in full force and effect. The Company has complied with all requirements to purchase insurance required by applicable Law or under any contractual obligation, including any requirement to provide or retain evidence of insurance or name any other Person as additional insured. The Company has not received any written requirement from any insurance or Governmental Authority for risk improvements that would give rise to any material capital expenditure after Closing.

4.15 Litigation. Except as disclosed in Schedule 4.15, there is no action, suit, investigation, arbitration or administrative or other proceeding pending or, to the Knowledge of Seller, threatened, against the Company before any court or arbitrator or any Governmental Authority or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or any Ancillary Agreements to which Seller will be a party at Closing. Except as disclosed in Schedule 4.15, there are no outstanding judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, arbitral body or Governmental Authority) against the Company or Seller (with respect to the Company or the Business).

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4.16 Compliance with Laws; Permits.

(a) Except as described in Schedule 4.16(a), the Company has complied with all Laws in all material respects. Except as set forth in Schedule 4.16(a), the Company has not received notice of any violation of any Law, or any potential liability under any Law.

(b) Schedule 4.16(b) sets forth a list of each material government or regulatory license, authorization, permit, franchise, certificates of occupancy, consent and approval (the “Permits”) issued and held by or on behalf of the Company or required to be so issued and held to carry on the Business as currently conducted or necessary or useful for the current use and operation of each Company Property. Except as disclosed in Schedule 4.16(b), The Company is the authorized legal holder of the Permits, and each Permit is valid and in full force and effect. The Company is not in default under, and to the Knowledge of Seller, no condition exists that with notice or lapse of time or both could constitute a default or could give rise to a right of termination, cancellation or acceleration under, any Permit held by the Company.

4.17 Title.

(a) The Company has not received any written notice from any Person disputing or challenging its ownership of its assets, including the Company Properties. The Company has good and indefeasible title to all of the Facilities Contracts against all Persons claiming or to claim the same or any part thereof by, through or under Company or its Affiliates, but not otherwise, in each case free and clear of all Liens, except for Permitted Encumbrances. The Company has good and marketable title to all of its assets, including the Company Properties, but excluding the Facilities Contracts, free and clear of all Liens other than Permitted Encumbrances. The Company Properties constitute all of the assets, rights, properties (real and personal) and interests required to operate the Business in all material respects in the manner conducted by the Company during the one year period prior to the date hereof and as reflected in the Interim Financial Statements.

(b) Except as set forth on Schedule 4.17(b), (i) the Facilities Contracts constitute all of the easements, licenses, permits, crossing agreements and similar right of way interests used or necessary for the ownership and operation of the Facilities in substantially the same manner as the Facilities were used, owned and operated by the Company as of the date of this Agreement and immediately prior to the Closing, and (ii) no event has occurred or fact exists that allows, or after notice or lapse of time would allow, revocation, modification, or termination of any Facilities Contracts.

(c) All titles indicated in Section 4.17(a) have been regularly registered, as appropriate, with the competent offices and registers pursuant to applicable Laws in effect as of the time of such registration and are transferrable in accordance with the provisions of applicable Laws and of the Contracts. There are no option rights or other rights pursuant to applicable Laws or otherwise in favor of any Person to purchase, acquire or otherwise repossess any assets of Company or portion thereof of property rights or personal rights on the Company Properties.

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(d) Except as disclosed on Schedule 4.17(d) and as provided for in the Contracts, the Company owns no leases, any real property, leasehold or contractual rights to explore for, develop and produce oil, gas, and other minerals.

(e) The Company does not own, hold, is not obligated under nor is a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

(f) The tangible personal property of the Company, and all improvements located on the Company Properties, are in all material respects in good repair and operating condition (subject to normal maintenance requirements and normal wear and tear).

4.18 Oil and Gas Matters.

(a) Except as set forth in Schedule 4.18(a), the Company has complied, and to Seller’s Knowledge the other relevant parties have complied with all terms of the E&P Contract (including all exploration and exploitation commitments, the fulfilling of committed work plan obligations and work units, contracting or insurance policies, granting of guarantees, payment of royalties and other relevant interests, filing of technical and environmental statements and reports with Governmental Authorities or any other person, performance of personnel training programs, if applicable).

(b) Schedule 4.18(b) contains a complete list of all oil, gas and water disposal wells and drilling pits located on the contract area under the E&P Contract. Except as described on Schedule 4.18(b):

(i) All wells drilled, completed and
maintained by the Company have been drilled, completed and maintained within the limits permitted by and in compliance with all applicable Laws, the E&P Contract, the Permits and other pooling or unit agreements related to such E&P Contract.

(ii) Other than wells that have been plugged and abandoned in accordance with applicable Laws, the E&P Contract and the Permits, there are no dry holes, or shut in or otherwise inactive wells that (a) were drilled, completed or maintained by the Company, or to Seller’s Knowledge any third party and (b) are located on the contract area under the E&P Contract or on lands pooled or unitized therewith.

(c) The Company has not received any outstanding or uncured written notice alleging any default, breach or other violation of the E&P Contract. Except as set forth on Schedule 4.18(c), there are no material outstanding work obligations required to be fulfilled in connection with the E&P Contract, and no Governmental Authority has given written notice of any intention to require further work to be conducted in connection therewith.

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(d) Except as set out on Schedule 4.18(d), (i) the Company has paid in a timely manner to the relevant land owners all fees due for the use of the land in the Contract Area, and (ii) the Company has no undisclosed debts owed to land owners relating to expropriation procedures, easements or damages arising from any private agreement and/or settlement executed between the Company and such land owners.

(e) Except as disclosed in Schedule 4.18(e), the Company has not had production, royalty, plant or transportation imbalances as of the Effective Date with third parties with respect to the production of Hydrocarbons. No third party has given written notice of any intention to require further payment in connection therewith.

(f) Except as disclosed in Schedule 4.18(f), the Company is not a non-consenting party with respect to any operation conducted under the E&P Contract which is presently pending or which, to Seller’s Knowledge, has resulted in a discovery of Hydrocarbons in commercial quantities.

(g) Except as set out on Schedule 4.18(g), the Company has paid in all material respects any and all concession fees, royalties, duties, overriding royalties and interests, surface and subsurface fees, contributions related to building works or due in relation to agreements entered into with Governmental Authorities for environmental compensation or other types of costs/works/obligations/warranties, product rate, concession contributions, compensation measure, urbanization costs, and other burdens upon, measured by or payable out of production due by the Company with respect to the Company Properties or if not so paid, is contesting such burdens in good faith in the Ordinary Course of Business.

(h) Except as set out on Schedule 4.18(h), no agreement providing for environmental compensation or other types of costs/works/obligations has been entered into by the Company with Governmental Authorities.

4.19 Intellectual Property

(a) Schedule 4.19(a) sets forth a list of (i) all issued patents and all registered copyrights, trademarks, service marks and domain names included in the Intellectual Property Rights owned by the Company, (ii) all pending patent applications and all applications for the registration of copyrights, trademarks, and service marks included in the Intellectual Property Rights owned by the Company, (iii) all material trade and corporate names owned or used by the Company, (iv) all custom computer software (other than software having a license fee of less than $10,000 per year) owned or used by the Company, and (v) all license agreements pursuant to which the Company licenses any material Intellectual Property Rights.

(b) Except as disclosed in Schedule 4.19(b):

(i) the Company owns and possesses all right, title, and interest in, free and clear of all Liens (other than license agreements executed in the Ordinary Course of Business and Permitted Liens), or has a right to use, all of the material Intellectual Property Rights necessary for the conduct of the Business;

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(ii) to Seller’s Knowledge the conduct of the Business by the Company as currently conducted does not infringe upon any Intellectual Property Rights of any third party. There is no claim, suit, action or proceeding that is either pending or, to the Knowledge of Seller, threatened, that, in either case, involves a claim of infringement by the Company of any Intellectual Property Rights of any third party, or challenges the Company’s ownership, right to use, or the validity of any Intellectual Property Right listed or required to be listed in Schedule 4.19(a). Seller has no knowledge of any basis for any such claim of infringement and no knowledge of any continuing infringement by any other Person of any of the Intellectual Property Rights listed or required to be listed in Schedule 4.19(a);

(iii) no Intellectual Property Right listed or required to be listed in Schedule 4.19(a) is subject to any outstanding Order restricting the use thereof by the Company or restricting the licensing thereof by the Company to any Person, other than as set forth in Schedule 4.19(a) and other than with respect to standard and customary restrictions associated with commercially available third party software to which the Company has a valid right to use in connection with the Business;

(iv) other than as set forth in Schedule 4.19(a), the Company has not entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property Right; and

(v) the Company has duly maintained all registrations for the Intellectual Property Rights listed on Schedule 4.19(a).

4.20 Environmental Matters.

(a) Except as disclosed in Schedule 4.20:

(i) the Company has not, and to Seller’s Knowledge no other party has, generated, recycled, used, treated or stored on, transported to or from, or Released on, any Company Property any Constituents of Concern, except in material compliance with Environmental Laws;

(ii) the Company has not disposed of Constituents of Concern generated at any Company Property to any off-site facility except in material compliance with Environmental Laws;

(iii) the Company has been and is in compliance in all material respects with (a) Environmental Laws and (b) the requirements of Environmental Permits with respect to the Company Properties;

(iv) there are no pending or, to the Knowledge of Seller, threatened Environmental Claims against the Company or any Company Properties;

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(v) to Seller’s Knowledge, there are no facts, circumstances, conditions or occurrences regarding the Company’s past or present business or operations or with respect to any Company Property or any property adjoining any Company Property that could reasonably be expected to (i) form the basis of an Environmental Claim against the Company or any Company Property or (ii) cause any Company Property to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law;

(vi) neither the Company nor any Company Property is listed or, to the Knowledge of Seller, proposed for listing on any federal, state or foreign list of sites requiring investigation or clean-up; and

(vii) the Company has obtained all required Environmental Permits. Except as set forth in Schedule 4.20, there are no Environmental Permits of the Company that require consent, notification or other action by a Governmental Authority to remain in full force and effect following the consummation of the transactions contemplated hereby.

(b) Seller has delivered to Purchaser true and complete copies of all material environmental investigations, studies, audits, tests, reviews or other analyses commenced or conducted by or on behalf of the Company in its possession or control that relate to the Business.

4.21 Plans and Material Documents.

(a) The Company does not employ and never has employed any employees. No Benefit Plan is maintained, participated in, or directly contributed to by the Company. Schedule 4.21(a) sets forth a list of all Benefit Plans in which any Operating Employee participates as a result of his service to Seller with respect to which the Company or any ERISA Affiliate has any obligation or liability or which are maintained, contributed to or sponsored by any ERISA Affiliate for the benefit of any current or former employee, officer or director of the Company or any ERISA Affiliate (collectively, “Employee Benefit Plan”). With respect to each Employee Benefit Plan subject to ERISA, Seller has delivered or made available to Purchaser a true and complete copy of each such Employee Benefit Plan (including all amendments thereto) and a true and complete copy of each material document (including all amendments thereto) prepared in connection with each such Employee Benefit Plan including (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed IRS Form 5500 for each such Employee Benefit Plan, if any, and (iv) the most recent determination letter, if any.

(b) None of the Employee Benefit Plans is a plan that is or has ever been subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. None of the Employee Benefit Plans is a “multiemployer plan” as defined in Section 3(37) of ERISA. Except as disclosed in Schedule 4.21(b), none of the Employee Benefit Plans provides for the payment of separation, severance, termination or similar-type benefits to any person or provides for or, except to the extent required by Law, promises retiree medical or life insurance benefits to any current or former employee, officer or director of the Company or any ERISA Affiliate.

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(c) Except as disclosed in Schedule 4.21(c), each Employee Benefit Plan is in compliance in all material respects with, and has been operated in accordance with, its terms and applicable Law, and the Company and the ERISA Affiliates have satisfied materially all of their statutory, regulatory and contractual obligations with respect to each such Employee Benefit Plan. No legal action, suit or claim is pending or, to the Knowledge of Seller, threatened with respect to any Employee Benefit Plan (other than claims for benefits in the ordinary course).

(d) Each Employee Benefit Plan or trust which is intended to be qualified or exempt from taxation under Section 401(a), 401(k) or 501(a) of the Code has received a favorable determination letter from the IRS that it is so qualified or exempt.

(e) There has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Benefit Plan. Neither the Company nor any ERISA Affiliate has incurred any liability for any excise tax arising under the Code with respect to an Employee Benefit Plan.

(f) The Company (and Seller with respect to the Operating Employees) is in compliance in all material respects with all employment and employment practices and the terms and conditions of employment and wages and hours, and have not, and are not, engaged in any unfair labor practice.

(g) Each Employee Benefit Plan that is treated as a “nonqualified deferred compensation plan” under Section 409A of the Code is listed on Schedule 4.21(g) and has been maintained and operated in compliance with the requirements of Section 409A of the Code and applicable notices and regulations, both proposed and final, issued by the IRS. Each Employee Benefit Plan that is subject to Code Section 409A has been so amended to comply with Code Section 409A.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment becoming due to any employee or other Person pursuant to any Employee Benefit Plan (B) increase any benefits otherwise payable under any Employee Benefit Plan or (C) result in the acceleration of securing or funding obligations, the time of payment, or vesting of any such benefits under any such Employee Benefit Plan.

(i) The Company and the Colombian branches are in full compliance with the applicable laws, relating to labor practices and social security payments.

4.22 Affiliate Transactions

(a) Except as disclosed in Schedule 4.22(a) there are no outstanding payables, receivables, loans, advances and other similar accounts between the Company, on the one hand, and Seller or any of its Affiliates or any legal or beneficial owner of the Units, on the other hand, relating to the Business.

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(b) Except as disclosed in Schedule 4.22(b), to the Knowledge of Seller, no Affiliate of Seller or the Company or any legal or beneficial owner of the Units possesses, directly or indirectly, any ownership interest in, or is a director, officer or employee of, any Person which is a supplier, customer, lessor, lessee, licensor, or competitor of the Company. Ownership of 1% or less of any class of securities of a Person whose securities are registered under the Exchange Act will not be deemed to be an ownership interest for purposes of this Section 4.22(b).

4.23 Customer and Supplier Relations . Schedule 4.23 includes a complete and correct list of (a) all customers of the Business who have made aggregate purchases in excess of 5% of the total revenues of the Company to date in the fiscal year ending December 31, 2012, or for the period beginning January 1, 2013, and ending on the Balance Sheet Date, and (b) all suppliers from whom the Company has purchased in excess of $25,000.00 in equipment or supplies in the fiscal year ending December 31, 2012, or for the period beginning January 1, 2013, and ending on the Balance Sheet Date. Except as disclosed in Schedule 4.23, since December 31, 2011, none of such customers and suppliers has canceled, terminated or otherwise materially altered or notified the Company or Seller of any intention to cancel, terminate or materially alter its relationship with the Company.

4.24 Other Employment Matters

(a) The Company (nor Seller with respect to any Operating Employee) is not a party to any labor or collective bargaining agreement, and no union or employee association has any rights in respect of employees or contractors of the Company or of Seller with respect to any Operating Employee. No labor or collective bargaining agreement is currently being negotiated or renegotiated by Seller with respect to the Business.

(b) No labor organization or group of employees or contractors of the Company or of Seller with respect to any Operating Employee has made a pending demand for recognition, there are no representation proceedings or petitions seeking, or that could result in, a representation proceeding presently pending or, to the Knowledge of Seller, threatened to be brought or filed with the National Labor Relations Board or other labor relations tribunal, and there is no organizing activity involving the Company pending or, to the Knowledge of Seller, threatened by any labor organization or group of employees.

(c) There are no (i) strikes, work stoppages, slow-downs, lockouts or arbitrations or (ii) grievances, arbitrations or other labor disputes, pending or, to the Knowledge of Seller, threatened against or involving the Company or the Business.

(d) There are no complaints, charges or claims against the Company pending or, to the Knowledge of Seller, threatened to be brought or filed with any Governmental Authority based on, arising out of, in connection with, or otherwise relating to the employment or engagement by the Company or of Seller with respect to the Business, of any Person, including any claim for workers’ compensation. All current assessments under workers’ compensation legislation (including assessments in relation to all of the Company’s contractors and subcontractors) have been paid or accrued by the Company. The Company is not subject to any additional or penalty assessment under such legislation which has not been paid and the Company’s accident cost experience is such that there are no pending or, to the Knowledge of Seller, potential assessments, experience rating charges or claims which could adversely affect the Company’s premium payments or accident cost experience. The Company does not have any liability for, notices, payments or otherwise under the Workers Adjustment Retraining and Notification Act. There have been no layoffs this calendar year with respect to the Business and the number of employees whose employment has been terminated this calendar year is disclosed in Schedule 4.24(d). There are no outstanding inspection orders or written equivalent made under any occupational health and safety legislation which relate to the Business. There have been no fatal or critical accidents in the last three years.

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(e) The Company (and Seller with respect to the Business) is in compliance in all material respects with all Laws and Orders in respect of employment and employment standards and practices (including relating to employment or engagement of aliens or similar immigration matters, labor relations, pay equity, human rights, workers’ compensation and occupational health and safety) and the terms and conditions of employment and wages and hours, and have not, and are not, engaged in any unfair labor practice.

(f) Schedule 4.24(f) contains a complete and accurate list of the following information for each Operating Employee and each officer or director of the Company, including each Operating Employee on leave of absence or layoff status: name; job title; current compensation paid or payable and any change in compensation since January 1, 2012; vacation accrued as of a recent date; and service credited as of a recent date for purposes of vesting and eligibility to participate under any Benefit Plan of any of Seller or the Company; and all bonuses and any other amounts to be paid by the Company at or in connection with the Closing. For employees on leave of absence, Schedule 4.24(f) also lists the reason for the leave, and specifies the last date of active employment and the expected date of return of each such Operating Employee.

(g) Except as set forth in Schedule 4.24(g), to the Knowledge of Seller, no Operating Employee, employee, contractor, officer or director of Seller with respect to the Business or of the Company is a party to, or is otherwise bound by, any confidentiality, non-competition, proprietary rights agreement or similar agreement that would affect (i) the performance of his or her duties as an employee, officer or director or (ii) the ability of Purchaser to conduct the Business after the Closing Date.

4.25 Accounts Receivable. Except as set forth in Schedule 4.25, all of the accounts receivable reflected on the Closing Date Balance Sheet (net of any applicable reserves set forth on the Closing Date Balance Sheet) and all accounts receivable of the Company which have arisen since the Balance Sheet Date (net of any additional applicable reserves established by the Company since such date in the Ordinary Course of Business) are valid and enforceable claims, and the goods and services sold and delivered which gave rise to such accounts receivable were sold and delivered by the Company in the Ordinary Course of Business. Except as set forth in Schedule 4.25, such accounts receivable are subject to no defenses, offsets or recovery in whole or in part by the Persons whose purchase gave rise to such accounts receivable or by third parties.

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4.26 Finders’ Fees. Except as set forth on Schedule 4.26, there is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of the Company or Seller who might be entitled to any fee or other commission in connection with the transactions contemplated by this Agreement.

4.27 Annual Budgets. The proposed annual budgets attached hereto as Schedule 4.27 (the “Annual Budgets”) are true and accurate copies of the Annual Budgets for calendar year 2013 submitted to the Executive Committee under the E&P Contract for the Executive Committee’s approval. The Company has performed all of its obligations to carry out exploration work as is required under the E&P Contract and any other work required under the terms of any extension of the exploration period under the E&P Contract which was previously granted to the Company.

4.28 Disclosure. The representations, warranties and statements by Seller in this Agreement and in the schedules hereto do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the representations, warranties and statements by Seller contained herein or therein not misleading in light of the circumstances under which they were made.

ARTICLE V

Representations and warranties of seller

Seller represents and warrants to Purchaser as follows:

5.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation, and has all requisite organizational power and authority to own, lease and operate its properties and to carry on its business.

5.2 Authorization; Enforceability. Seller has all requisite organizational power, authority and legal capacity to execute and deliver this Agreement and each Ancillary Agreement to which Seller will be a party at Closing, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Agreement to which Seller will be a party at Closing and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all required organizational action on the part of Seller. This Agreement and each Ancillary Agreement to which Seller will be a party at Closing has been or will be duly and validly executed and delivered by Seller, and (assuming the due authorization, execution and delivery by the other Parties hereto and thereto) this Agreement constitutes, and each Ancillary Agreement to which Seller will be a party at Closing will constitute at Closing, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting enforcement of creditors’ rights generally and by general equitable principles (whether considered in a proceeding in at Law or in equity).

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5.3 Governmental Authorization. The execution, delivery and performance by Seller of this Agreement and each Ancillary Agreement to which Seller will be a party at Closing, and the consummation of the transactions contemplated hereby and thereby, does not require Seller to obtain any consent, approval, order, authorization or action by or in respect of, or filing with, any Governmental Authority, except from Ecopetrol S.A. consent as provided in Schedule 4.11.

5.4 Non-Contravention; Consents. The execution, delivery and performance by Seller of this Agreement and each Ancillary Agreement to which Seller will be a party at Closing, and the consummation of the transactions contemplated hereby and thereby do not and will not at the Closing (a) violate the Governing Documents of Seller, (b) violate any applicable Law or Order applicable to Seller, (c) require Seller to obtain any consent or approval of, or the giving of any notice to, any Person (other than a Governmental Authority), or (d) result in a violation of or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation under any contract, agreement or other instrument binding upon Seller or by which any of the properties or assets of Seller are bound.

5.5 Ownership in Units. Seller is the record and beneficial owner of the Units, free and clear of any and all Liens, other than restrictions on transfer under applicable securities Laws. Upon consummation of the transactions contemplated by this Agreement, Purchaser will acquire good and indefeasible title to the Units, free and clear of all Liens, other than restrictions on transfer under applicable securities laws or any Liens created by Purchaser.

5.6 Litigation. There are no actions, suits, investigations, arbitrations, or administrative or other proceedings pending, or to the knowledge of such Seller, threatened that are reasonably likely to prohibit or restrain the ability of such Seller to enter into this Agreement or each Ancillary Agreement to which such Seller will be a party at Closing or to consummate the transactions contemplated hereby or thereby.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASeR

Purchaser represents and warrants to Seller as follows:

6.1 Existence and Power. Purchaser is a limited liability company validly existing and in good standing under the laws of its jurisdiction of organization. Purchaser has all power required to carry on its business as now conducted. Purchaser is duly qualified to conduct its business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified would not have a material adverse effect on Purchaser.

6.2 Authorization; Enforceability. The execution, delivery and performance by Purchaser of this Agreement and each of the Ancillary Agreements to which it will be a party at the Closing are within Purchaser’s power and have been duly authorized by the board of managers of Purchaser, and no other action on the part of Purchaser is necessary to authorize this Agreement or any of the Ancillary Agreements to which Purchaser will be a party at the Closing. This Agreement and each of the Ancillary Agreements to which Purchaser will be a party at the Closing have been or will be duly executed and delivered by Purchaser. Assuming the due execution and delivery by Seller of this Agreement and each of the Ancillary Agreements to which Seller will be a party at the Closing, this Agreement constitutes, and each Ancillary Agreement to which Purchaser will be a party at the Closing will constitute at the Closing, valid and binding agreements of Purchaser, enforceable against Purchaser in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at Law or in equity).

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6.3 Governmental Authorization. Except as disclosed in Schedule 6.3, the execution, delivery and performance by Purchaser of this Agreement and each Ancillary Agreement to which Purchaser will be a party at the Closing require no consent, approval, order, authorization or action by or in respect of, or filing with, any Governmental Authority.

6.4 Non-Contravention. The execution, delivery and performance by Purchaser of this Agreement and each Ancillary Agreement to which Purchaser will be a party at the Closing, and the consummation of the transactions contemplated hereby and thereby do not and will not at the Closing (a) violate the Governing Documents of Purchaser, (b) violate any applicable Law or Order, (c) require any filing with or Permit, consent or approval of, or the giving of any notice to, any Person (including filings, consents or approvals required under any Permits of Purchaser or any licenses to which Purchaser is a party), or (d) result in a violation of or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation that is material to Purchaser or to a material loss of any benefit to which Purchaser is entitled under, any contract, agreement or other instrument binding upon Purchaser.

6.5 Finders’ Fees. There is no investment banker, broker, finder or other intermediary, which has been retained by or is authorized to act on behalf of Purchaser who might be entitled to any fee or other commission in connection with the transactions contemplated by this Agreement.

ARTICLE VII

CERTAIN COVENANTS

7.1 Books and Records. After the Closing, Purchaser shall, and shall cause the Company to, until the fifth anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Company in existence on the Closing Date and, subject to the Parties entering into a confidentiality agreement, make the same available for inspection and copying by Seller or any representative of Seller at the expense of Seller during normal business hours of the Company upon reasonable request and upon reasonable notice. In the absence of bad faith or willful misconduct, Purchaser will have no liability arising out of or in connection with its retention and handling of such records. The agreements of the Parties with respect to Tax records are set forth in Section 8.4.

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7.2 Public Announcements; Confidentiality.

(a) The Parties shall consult with each other before issuing the initial press release or other public statement with respect to the Closing, if any. Seller will obtain the prior written approval of Purchaser before issuing or permitting Seller or any of its Affiliates or agents to make any public statement with respect to this Agreement or the transactions contemplated hereby.

(b) Subject to Section 7.2(a), from and after Closing, Seller shall, and shall cause its Affiliates to, hold in confidence any and all information, whether written or oral, concerning this Agreement, the Business or the Company, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller or any of its Affiliates or (b) is lawfully acquired by Seller or any of its Affiliates from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Purchaser in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed; provided, however, that Seller shall reasonably cooperate with the Company or Purchaser at the sole cost of the Company or Purchaser so as to secure an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

7.3 Further Assurances. From time to time, as and when requested by a Party hereto, the other Party or Parties will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further actions, as the requesting Party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

7.4 Release. As of the Closing Date, Seller (on behalf of itself and its Affiliates) hereby unconditionally and irrevocably releases and forever discharges, effective as of and forever after the Closing Date, to the fullest extent permitted by applicable Law, the Company and its Affiliates (collectively, the “Released Parties”) from any and all debt, liabilities, obligations, contracts, agreements, understandings, claims, demands, actions or causes of action, suits, judgments or controversies of any kind whatsoever (collectively, “Claims”) against the Released Parties that arise out of or are based on any act or failure to act (INCLUDING ANY ACT OR FAILURE TO ACT THAT CONSTITUTES ORDINARY OR GROSS NEGLIGENCE OR RECKLESS OR WILLFUL, OR WANTON MISCONDUCT OR FRAUD), misrepresentation, omission, transaction, fact, event or other matter occurring on or prior to the Closing Date (whether based on any governmental requirement or right of action, at Law or in equity or otherwise, foreseen or unforeseen, matured or unmatured, known or unknown, accrued or not accrued) (collectively, “Pre-Closing Matters”), and such Pre-Closing Matters include without limitation: (a) claims with respect to repayment of loans or indebtedness; (b) any rights, titles and interests in, to or under any agreements, arrangements or understandings to which Seller is a party, or of which Seller is a beneficiary; and (c) claims with respect to dividends, distributions, violation of preemptive rights and Seller’s status as an officer, director, stockholder, member, option holder or other security holder of a Released Party. Seller further agrees not to file or bring any litigation before any Governmental Authority on the basis of or respecting any Claim concerning any Pre-Closing Matter against any Released Party. Notwithstanding the foregoing, this Release does not constitute a release from any obligations of any Released Party to Seller under this Agreement or any of the Ancillary Agreements.

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ARTICLE VIII

TAX MATTERS

8.1 Tax Indemnification.

(a) Seller hereby agrees to indemnify and hold harmless the Purchaser Indemnified Persons from and against the following Taxes and any Damages incurred in contesting or otherwise in connection with any such Taxes or pursuing any claim hereunder attributable to or arising out of any of the following (including the non-payment thereof): (i) Taxes imposed on the Company with respect to any Pre-Closing Tax Period (including, with respect to any Straddle Period, Taxes allocable to Pre-Closing Tax Periods pursuant to Section 8.1(b)); (ii) all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract, or pursuant to applicable Law with respect to an event or transaction occurring on or before the Closing Date, (iii) Taxes imposed on Purchaser or the Company as a result of any breach of warranty or misrepresentation under Section 4.8 or any failure by Seller to fulfill its obligations under this Article VIII; (iv) Taxes of Seller (including those imposed on Seller as a result of the transactions contemplated hereunder), and (v) Transfer Taxes; provided, however, that, in the case of clauses (i), (ii), and (iii) above, Seller shall be liable for a Tax only to the extent the amount of such Tax exceeds the amount, if any, of accrual for such specific Tax and Tax Return as taken into account for purposes of determining the Final Equity Value Price. Seller shall pay to or reimburse the Purchaser Indemnified Persons for any Taxes or other amounts that are the responsibility of Seller pursuant to this Section 8.1 no more than ten calendar days after request therefor is delivered to Seller by any Purchaser Indemnified Person.

(b) In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the Pre-Closing Tax Period shall be:

(i) In the case of Income Taxes, deemed equal to the amount which would be payable pursuant to a closing of the books if the applicable taxable year ended with the Closing Date; in this regard, (A) any franchise Tax paid or incurred with respect to the Company shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such Tax is measured; and (B) exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be apportioned between the Pre-Closing Tax Period and the period after the Closing Date in proportion to the number of days in each such period; and

(ii) In the case of Taxes not described in subparagraph (i), deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

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8.2 Tax Returns.

(a) Seller shall prepare or shall cause to be prepared and timely file or cause to be filed (at Seller’s expense) all Income Tax Returns for the Company for all periods ending on or prior to the Closing Date. Such Income Tax Returns shall be prepared in a manner consistent with past custom and practice associated with the Income Tax Returns of the Company filed on or prior to the Closing Date, except as required by a change in applicable Law. Seller shall provide Purchaser with a reasonable opportunity to review and comment on any such Income Tax Returns prior to filing, and shall make such changes to such Income Tax Returns as Purchaser may reasonably request. Purchaser shall cause the Company to furnish Seller with all information reasonably requested by Seller to allow Seller to satisfy Seller’s obligations under this Section 8.2 in accordance with past custom and practice. Seller shall pay, or cause to be paid, to the Company (i) the amount of all Taxes shown as due (or required to be shown as due) on any such Income Tax Returns, to the extent that Seller is responsible for such amounts pursuant to Section 8.1 no less than ten (10) calendar days prior to the date on which any such Income Tax Return is required to be filed and (ii) net of any accrued liability for such specific Tax and Tax Return as reflected on the Closing Date Balance Sheet including any Final Closing Adjustment Items.

(b) Except as otherwise specifically contemplated in subsections (a) and (d), Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company that are filed after the Closing Date. With respect to any such Tax Returns associated with a Straddle Period or Pre-Closing Tax Period, (i) such Tax Returns shall be prepared and filed in a manner consistent with past custom and practice associated with the Tax Returns of the Company filed on or prior to the Closing Date, except as required by a change in applicable Law, (ii) Purchaser shall provide Seller with a reasonable opportunity to review and comment on any such Tax Returns prior to filing, and shall make such changes to such Tax Returns as Seller may reasonably request, (iii) Purchaser shall furnish, or cause the Company to furnish, Seller with all information reasonably requested by Seller to allow Seller to review such Tax Returns in accordance with past custom and practice, and (iv) Seller shall pay, or cause to be paid, to the Company the amount of all Taxes shown as due (or required to be shown as due) on any such Tax Returns, to the extent that Seller is responsible for such amounts pursuant to Section 8.1, no less than ten (10) calendar days prior to the date on which any such Tax Return is required to be filed and (v) net of any accrued liability for such specific Tax and Tax Return as reflected on the Closing Date Balance Sheet including any Final Closing Adjustment Items.

(c) Seller shall not amend or take any steps to amend any Tax Return of the Company for or with respect to any Pre-Closing Tax Period (including any Straddle Period) without the prior written consent of Purchaser which shall not be unreasonably withheld, conditioned or delayed. Purchaser shall not amend or take any steps to amend any Tax Return of the Company for or with respect to any Pre-Closing Tax Period (including any Straddle Period) without the prior written consent of Seller which shall not be unreasonably withheld, conditioned or delayed.

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(d) The purchase of the Units under the terms hereof shall, for U.S and applicable state and local Income Tax purposes, be reported consistent with 5 Procedure 99-6 (Situation 2), 1999-1 CB 432. Seller shall, at the expense of Seller, prepare and file, or cause to be prepared and filed, all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and Seller shall timely pay all Tax due on such Tax Returns.

8.3 Tax Proceedings.

(a) Seller, Purchaser, and the Company shall give prompt written notice to each other upon receipt from any Taxing Authority of any notice with respect to any Tax Proceeding regarding the Company with respect to any Pre-Closing Tax Periods (including a copy of such notice), and shall promptly furnish to one another copies of all correspondence given to and received from any Taxing Authority in connection therewith.

(b) In the case of any Tax Proceeding that relates to a Pre-Closing Tax Period or for which Purchaser may seek indemnity from Seller, Seller shall have the right, at its expense, to participate in and control the conduct of such Tax Proceeding but only to the extent that such Tax Proceeding relates solely to a potential adjustment for which Seller has acknowledged Seller’s liability hereunder and the issue underlying the Tax Proceeding does not recur for any period ending subsequent to the Closing Date. Seller shall keep Purchaser fully informed of the progress of any such Tax Proceeding and, if it appears in the sole discretion of Purchaser that such Tax Proceeding may reasonably be expected to adversely affect Purchaser or the Company, Purchaser also may participate in any such Tax Proceeding. If Seller does not assume the defense of any such Tax Proceeding promptly, Purchaser may defend and settle the same (for Seller’s account and at Seller’s expense) in such manner as Purchaser may deem appropriate. In the event that a potential adjustment as to which Seller would be liable is present in the same Tax Proceeding as a potential adjustment for which Purchaser would be liable, Purchaser shall have the right, at its expense, to control the Tax Proceeding with respect to the latter potential adjustment.

(c) With respect to a potential adjustment for which both Seller and Purchaser or the Company could be liable, or which involves an issue that recurs for any taxable period ending after the Closing Date (whether or not the subject of a Tax Proceeding at such time), (i) both Purchaser and Seller may participate in the Tax Proceeding, each at its own expense, and (ii) the Tax Proceeding shall be controlled by that Party which would bear the burden of the greater portion of the dollar amount of the adjustment and any corresponding adjustments that may reasonably be anticipated for future Tax periods. The principle set forth in the preceding sentence shall govern also for purposes of deciding any issue that must be decided jointly (in particular, choice of judicial forum) in circumstances in which separate issues are otherwise controlled hereunder by Purchaser and Seller.

(d) Except as provided in Section 8.3(b) above, neither Purchaser nor Seller shall enter into any compromise or agree to settle any claim pursuant to any Tax Proceeding which would adversely affect the other Party, or result in a material benefit to that Party, for such year or a subsequent year without the written consent of the other Party, which consent may not be unreasonably withheld or delayed.

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8.4 Cooperation.

(a) After the Closing Date, until expiration of the statute of limitations applicable for all Pre-Closing Tax Periods and Straddle Periods, Seller and Purchaser shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Article VIII and any Tax Proceeding with respect to Pre-Closing Tax Periods. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Tax Returns or Tax Proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Seller, Purchaser, and the Company shall retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period until the expiration of the applicable statute of limitations (and, to the extent notified by Purchaser, any extensions thereof) of the respective taxable periods, and abide by all record retention agreements entered into with any Taxing Authority.

(b) Seller and Purchaser shall, upon request by the other Party, use reasonable efforts to obtain any certificate or other document from any Governmental Authority or other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

8.5 Miscellaneous.

(a) Any refund of Taxes received by Purchaser or the Company (or any of their respective Affiliates), and any amounts credited against Taxes to which Purchaser or the Company (or any of their respective Affiliates) become entitled, after the Closing Date with respect to the Company shall be solely for the account of Purchaser (and neither Seller nor any of its Affiliates at such time shall have any interest therein).

(b) Seller shall terminate or take all steps reasonably necessary to terminate or cause the termination of all Tax-Sharing Agreements or other similar arrangements with respect to or involving the Company as of the Closing Date. All such agreements shall be terminated as of the Closing Date, and the Company thereafter shall not be bound thereby or have any liability under any such agreements.

(c) Seller and Purchaser agree to treat all payments made by either to or for the benefit of the other (including any payments to the Company) under this Article VIII, under other indemnification provisions of this Agreement and for any misrepresentations or breach of representations, warranties or covenants as adjustments to the purchase price hereunder for Tax purposes, and that such treatment shall govern for purposes hereof except to the extent that the Laws of a particular jurisdiction provide otherwise, in which case such payments shall be made in an amount sufficient to indemnify the relevant Party on an after-tax basis, including the Tax effect of such items in post-Closing tax periods without regard to the time value of money.

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ARTICLE IX

SURVIVAL; INDEMNIFICATION

9.1 Survival. The representations and warranties of the Parties contained in this Agreement will survive the Closing but shall terminate two years after the Closing Date; provided, however, that (i) the Fundamental Representations and Warranties will survive the Closing indefinitely, and (ii) the representations and warranties set forth in Section 4.8 and Section 4.21 (the “Tax and Employee Benefit Representations”) and the representations and warranties set forth in Section 4.20 (“Environmental Representations”) shall survive the Closing until 60 days after the expiration of the applicable statute of limitations, as extended. Notwithstanding the immediately preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement will survive the time at which it would otherwise terminate pursuant to the immediately preceding sentence if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time; provided, however, that the applicable representation or warranty will survive only with respect to the particular inaccuracy or breach specified in such written notice. The representations and warranties will not be affected or reduced as a result of any investigation or knowledge of Purchaser. All covenants and agreements of the Parties contained in this Agreement will survive the Closing indefinitely or otherwise in accordance with their terms, except for those set forth in Article VIII, which shall survive the Closing, if longer, until 60 days after the applicable statute of limitations for the respective Tax, as extended. The Parties intend that this provision modify the applicable statute of limitations.

9.2 Indemnification

(a) Subject to the limitations and other terms set forth in this Article IX, Seller shall indemnify, defend and hold harmless Purchaser and its Affiliates (including, from and after the Closing Date, the Company) and their respective officers, directors, agents, representatives, employees, successors and assigns (other than Seller) (hereinafter referred to individually as a “Purchaser Indemnified Person” and collectively as “Purchaser Indemnified Persons”) from and against any and all Damages incurred or suffered as a result of or arising out of, caused by or resulting from any of the following matters:

(i) the failure of any representation or warranty made by Seller in Article IV and Article V to be true and correct as of the Closing Date, and

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(ii) the breach or nonperformance of any covenant or agreement made or to be performed by Seller pursuant to this Agreement.

(b) Subject to the limitations and other terms set forth in this Article IX, Purchaser shall defend and hold harmless Seller and its respective Affiliates and each of their respective officers, partners, agents, representatives, employees, successors and assigns (hereinafter referred to individually as a “Seller Indemnified Person” and collectively as “Seller Indemnified Persons”) from and against any Damages arising out of or resulting from any of the following matters:

(i) the failure of any representation or warranty made by Purchaser in Article VI to be true and correct as of the Closing Date; and

(ii) the breach or nonperformance of any covenant or agreement made or to be performed by Purchaser pursuant to this Agreement.

(c) For the purposes of determining whether a breach or inaccuracy occurred and calculating any Damages in connection therewith pursuant to Section 9.2(a)(i) or Section 9.2(b)(i), the representations and warranties in this Agreement shall be read without any materiality (including the word “material”), Material Adverse Effect or similar qualifiers.

(d) EXPRESS NEGLIGENCE. THE FOREGOING INDEMNITIES SET FORTH IN THIS ARTICLE IX ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITEES BECAUSE OF THE SIMPLE OR GROSS NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY INDEMNIFIED PARTIES. THE PARTIES HERETO ACKNOWLEDGE THAT THE INDEMNITIES SET FORTH HEREIN MAY RESULT IN THE INDEMNITY OF A PARTY FOR ITS SIMPLE OR GROSS NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF THE INDEMNIFIED PARTY.

9.3 Certain Limitations; Threshold.

(a) Threshold. Notwithstanding the provisions of this Article IX, Seller shall not have any indemnification obligation for Damages under Section 9.2(a)(i) (other than with respect to a breach or inaccuracy of any of the Fundamental Representations and Warranties, Tax and Employee Benefit Representations or Environmental Representations) unless the aggregate amount of Damages incurred by Purchaser Indemnified Persons exceeds $25,000 (the “Threshold Amount”), in which case the Purchaser Indemnified Persons shall be entitled to indemnification for all Damages up to and exceeding the Threshold Amount.

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(b) Cap. Notwithstanding the provisions of this Article IX, the aggregate indemnification obligations of Seller under Section 9.2(a)(i) (other than with respect to a breach or inaccuracy of any of the Fundamental Representations and Warranties, Tax and Employee Benefit Representations or Environmental Representations) shall not exceed 50% of the Purchase Price (plus or minus the final Closing Working Capital Surplus or Closing Working Capital Deficit (if any), as applicable) (the “Cap”); provided, however, that the aggregate indemnification obligations of Seller under this Article IX and Section 8.1 shall not exceed the Purchase Price (plus or minus the final Closing Working Capital Surplus or Closing Working Capital Deficit (if any)) (the “Purchase Price Cap”).

(c) No Duplication of Recovery. Purchaser Indemnified Persons shall make no claim under this Article IX in respect of any matter that is taken into account in the calculation of the purchase price for the Units, including the adjustments set forth in Section 2.3 and Section 2.4.

(d) Insurance. All Damages payable by Seller under this Article IX shall be net of amounts actually recovered by Purchaser Indemnified Persons or their Affiliates under any insurance policy (net of any expenses or costs incurred in connection with the claim relating thereto, and any increase in premiums as a result thereof).

(e) Certain Damages. Notwithstanding any other provision of this Agreement, no Indemnified Party shall be entitled to any exemplary, punitive or special damages suffered by an Indemnified Party except to the extent such Excluded Damages are the subject of a Third-Party Claim (collectively “Excluded Damages”).

(f) Exception from Limitations. None of the limitations on the indemnification obligations contained in this Section 9.3 shall apply in the case of any recovery for fraud.

9.4 Procedures

.

(a) If any Person who or which is entitled to seek indemnification under Section 9.2 (an “Indemnified Party”) receives notice of the assertion or commencement of any Third-Party Claim against such Indemnified Party with respect to which the Person against whom or which such indemnification is being sought (an “Indemnifying Party”) is obligated to provide indemnification under this Agreement, the Indemnified Party will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after receipt of such written notice of such Third-Party Claim. Such notice by the Indemnified Party will describe the Third-Party Claim in reasonable detail, will include copies of all available material written evidence thereof and will indicate the estimated amount, if reasonably estimable, of the Damages that have been or may be sustained by the Indemnified Party. The Indemnifying Party will have the right to participate in, or, by giving written notice to the Indemnified Party, to assume, the defense of any Third-Party Claim at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel (which will be reasonably satisfactory to the Indemnified Party), and the Indemnified Party will cooperate in good faith in such defense; provided, however, that the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim involving a current or former customer of the Company or the Business, in which case the Indemnified Party shall assume and control its own defense and the Indemnifying Party will be liable for all reasonable costs and expenses paid or incurred in connection therewith.

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(b) If, within 30 days after giving notice of a Third-Party Claim to an Indemnifying Party pursuant to Section 9.4(a), an Indemnified Party receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such Third-Party Claim as provided in the last sentence of Section 9.4(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third-Party Claim within twenty days after receiving written notice from the Indemnified Party, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs and expenses paid or incurred in connection therewith; provided, however, that the Indemnifying Party shall not be liable for the costs and expenses of more than one counsel for all Indemnified Parties in any one jurisdiction. Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third-Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder, or which provides for injunctive or other non-monetary relief applicable to the Indemnified Party, or which would be prejudicial to the Company’s ability to conduct the Business as previously conducted, or does not include an unconditional release of all Indemnified Parties. If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnified Party to that effect. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and, in such event, or if the Indemnified Party fails to consent and fails to continue to contest or defend such Third-Party Claim the maximum liability of the Indemnifying Party as to such Third-Party Claim (including legal expenses) will not exceed the amount of such settlement offer. The Indemnified Party will provide the Indemnifying Party with reasonable access during normal business hours to books, records and employees of the Indemnified Party necessary or desirable in connection with the Indemnifying Party’s defense of any Third-Party Claim which is the subject of a claim for indemnification by an Indemnified Party hereunder.

(c) Any claim by an Indemnified Party on account of Damages which does not result from a Third-Party Claim (a “Direct Claim”) may be asserted by giving the Indemnifying Party reasonably prompt written notice thereof. Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include copies of all available material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of Damages that has been or may be sustained by the Indemnified Party. The Indemnifying Party will have a period of 30 days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

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(d) A failure to give timely notice or to include any specified information in any notice as provided in Section 9.4(a), Section 9.4(b) or Section 9.4(c) (in contrast to the notice deadlines in Section 9.1) will not affect the rights or obligations of any Party hereunder, except and only to the extent that, as a result of such failure, any Party which was entitled to receive such notice materially prejudiced as a result of such failure.

9.5 Payment of Indemnification Payments. Except as otherwise provided herein, all indemnifiable Damages payable by Seller under this Article IX shall be satisfied (i) by first deducting from the Escrow Amount and if the Escrow Amount has been exhausted or is insufficient to cover such Damages, then (ii) paid in cash in immediately available funds.

9.6 Exclusive Remedy. Except as provided in Section 8.1, the indemnities provided for in this Article IX shall be the sole and exclusive remedy of the Parties after the Closing with respect to, arising out of, or resulting from this Agreement (including for any inaccuracy of any representation or warranty or any failure or breach of any covenant, obligation, condition or agreement contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith); provided, however, that the foregoing shall not (i) limit the rights of any Party to seek any equitable remedy available to enforce the rights of such Party under this Agreement, or (ii) limit the right of a Party to seek any available remedy for fraud. Each Party covenants and agrees that following the Closing it shall not seek or assert any other remedy hereunder, other than any equitable remedy available to enforce the rights of such Party under this Agreement and the right of such Party to seek any available remedy for fraud.

9.7 Tax Indemnification; No Duplication. Subject to the limitations set forth in this Agreement, the Purchaser Indemnified Parties shall be entitled to indemnification from Seller with respect to Taxes under both this Article IX and Article VIII in accordance with their respective terms and conditions. However, notwithstanding anything herein to the contrary, the Purchaser Indemnified Parties shall be entitled to recover only once for any particular item with respect to which indemnification is provided under both this Article IX and Article VIII.

ARTICLE X

DEFINITIONS; Miscellaneous

10.1 Definitions. In addition to the terms defined elsewhere herein, the terms below are defined as follows:

“Accountants” has the meaning set forth in Section 2.3(c).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this Agreement, “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or comparable positions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

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“Agreement” means this Membership Interest Purchase Agreement, as the same may be amended from time to time in accordance with the terms hereof.

“Ancillary Agreements” means the Escrow Agreement and all other instruments, certificates and other agreements entered into by Seller in connection with the consummation of the transactions contemplated by this Agreement.

“Annual Budget” has the meaning set forth in Section 4.27.

“Balance Sheet Date” means July 31, 2013.

“Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, and any other plan, program, agreement, arrangement, policy, contract, commitment or scheme, written or oral, statutory or contractual, that provides for compensation or benefits, including, without limitation, any deferred compensation or executive compensation plan, incentive or any equity option or other equity plan, or supplemental, bonus or retention plan, or any severance plan retainers, employment agreement, consultant agreement, employee leasing agreement, collective bargaining agreement, fringe benefits, perquisites, vacation, short-term disability, cafeteria plans, retirement, automobiles, clubs, sabbaticals, child leave, medical expenses or any other employee benefit plan or compensation arrangement within the meaning of applicable Law.

“Business” means the business of the Company as now or previously conducted, including, but not limited to, the ownership and operation of the Guaduas Field and Guaduas Pipeline, as 32-mile oil pipeline which connects the Guaduas Field to the Oleoducto Alto Magdalena in Colombia.

“Business Day” means a day that is not a Saturday, Sunday or a day on which commercial banking institutions located in Houston, Texas, are authorized or required to close.

“Cap” has the meaning set forth in Section 9.3(b).

“Capital Interests” means (a) with respect to any Person that is a corporation, any and all shares, interests, participation or other equivalents (however designated and whether or not voting) of corporate stock, including the common stock of such Person, (b) with respect to any Person that is a limited liability company, any and all membership interests, profits interests or other equivalents (however designated and whether or not voting) of such Person, and (c) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

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“Capitalized Lease Obligations” means the obligations of such Person that are required to be classified and accounted for as capital lease obligations under GAAP, together with all obligations to make termination payments under such capitalized lease obligations.

“Cash” means the sum of the fair market value (expressed in United States dollars) of all cash and cash equivalents (including marketable securities and short-term investments), less the Restricted Cash Amount. For avoidance of doubt, Cash shall (i) be calculated net of issued but uncleared checks and drafts, (ii) include checks and drafts deposited for the account of the Company, and (iii) be calculated net of overdrawn accounts.

“Claims” has the meaning set forth in Section 7.4.

“Closing” has the meaning set forth in Section 3.1.

“Closing Adjustment Items” has the meaning set forth in Section 2.3(b).

“Closing Cash Amount” means the Cash of the Company as of the Closing Date.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Date Balance Sheet” has the meaning set forth in Section 2.3(b).

“Closing Date Indebtedness” means the Indebtedness of the Company as of the Closing Date.

“Closing Date Payoff Indebtedness” means the Indebtedness of the Company to be paid and satisfied in full as of the Closing Date pursuant to Section 2.1(b)(i).

“Closing Net Working Capital Balance” has the meaning set forth in Section 2.3(b).

“Closing Statement” has the meaning set forth in Section 2.3(b).

“Closing Working Capital Deficit” means the excess, if any, of the Reference Working Capital Balance over the Closing Working Capital Balance.

“Closing Working Capital Surplus” means the excess, if any, of the Closing Working Capital Balance over the Reference Working Capital Balance.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules, procedures, notices and regulations promulgated thereunder.

“Company” has the meaning set forth in the recitals to this Agreement.

“Company Properties” means all of the Company’s right, title and interest in and to the following:

(a) (1) Association Contract dated January 23, 1995, effective August 22, 1995, approved by Resolution No. 6 126 of July 17, 1995 of the Ministry of Mines and Energy of the Republic of Colombia, between GHK Company Colombia, Petrolinson S.A. and Empresa Colombiana de Petroleos covering certain areas located in the Rio Seco Area, Cundinamara Deparment, Republic of Colombia and (2) Association Contract dated January 23, 1995, effective March 23, 1993, approved by Resolution No. 7 173 of July 28, 1993 of the Ministry of Mines and Energy of the Republic of Colombia, between GHK Company Colombia, Petrolinson S.A. and Empresa Colombiana de Petroleos covering certain areas located in the Dindal Area, Cundinamara Deparment, Republic of Colombia, each as amended from time to time, all rights and interests granted to the contractor thereunder and attached hereto as Schedule 10.1(a) (the “E&P Contract”);

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(b) all areas and/or units that include all or a part of the areas subject to the E&P Contract as more particularly described on Schedule 10.1(b) (the “Contract Area”);

(c) the Facilities;

(d) all easements, permits, licenses, servitudes, rights-of-way, surface leases, fee interests in real property and other surface rights appurtenant to, and used or held for use primarily in connection with the Facilities and all contracts, agreements and instruments by which the Facilities are bound, or that relate to or are otherwise applicable to the Facilities (including those identified on Schedule 10.1(d) (“Facilities Contracts”);

(e) all presently existing contracts, agreements, and instruments (i) used or held for use in connection with the E&P Contract, or (ii) to which the Company’s interest in the E&P Contract is subject or by which the Company’s interest in the E&P Contract is burdened, including operating agreements, unitization, pooling, and communitization agreements, joint venture agreements, farmin and farmout agreements, exchange agreements, assignments, transportation agreements, processing agreements, lifting agreements, agreements for the sale and purchase of Hydrocarbons, construction contracts, installation contracts, pipeline operating agreements, and leases of machinery, equipment, or other personal property, all of which are hereinafter referred to as the “Related E&P Contracts”);

(f) all wells, pipelines, processing plants, treaters, dehydrators, tanks, pumps, compressors, equipment, machinery, fixtures, vehicles, material stocks and other tangible personal property and improvements located on the Contract Area or used or held for use in connection with the Company Properties other than the Facilities, or any operations related thereto or production therefrom, all of which are described on Schedule 10.1(f);

(g) all Permits; and

(h) all land files; gas contract files; abstracts; title opinions; land surveys; maps; engineering data and reports; other books, records, data, files, measurement statements and accounting records, in each case to the extent related primarily to the Company Properties, or used or held for use primarily in connection with the maintenance or operation thereof; and all computer or communications software used in connection with monitoring and running the Facilities, and copies of all corporate and financial records and statements, income, franchise, sales and other tax and legal records and statements of Company that relate to the operation of the Company Properties; but excluding, (i) attorney-client privileged communications and work product of Company’s legal counsel (other than title opinions), (ii) except to the extent constituting reserve or volume data described above in this Section 10.1(i), reserve studies and evaluations, and (iii) records relating to the negotiation and consummation of the sale of the Company Properties.

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“Constituent of Concern” means any substance defined as a hazardous substance, hazardous waste, hazardous material, pollutant or contaminant by any Environmental Law, any petroleum hydrocarbon and any degradation product of a petroleum hydrocarbon, asbestos, PCB or similar substance, the generation, recycling, use, treatment, storage, transportation, Release, disposal or exposure of or to which is subject to regulation under any Environmental Law.

“Contracts” has the meaning set forth in Section 4.10.

“Damages” means any and all liabilities, damages and losses, and all costs or expenses, including reasonable attorneys’ and consultants’ fees and expenses incurred in respect of Third-Party Claims or claims between the Parties hereto but shall not include Excluded Damages (unless such amount is asserted against or recovered from an Indemnified Party pursuant to a claim by a Third Party), in all cases on a pre-tax basis.

“Direct Claim” has the meaning set forth in Section 9.4.

“Employee Benefit Plan” has the meaning set forth in Section 4.21.

“Environmental Claims” means administrative, regulatory or judicial actions, suits, written demands, demand letters, written claims, liens, citations, summonses, written notices of non-compliance or violation, requests for information, investigations or proceedings relating in any way to the Release of Constituents of Concern or any Environmental Law, including (a) Environmental Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) Environmental Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Constituents of Concern.

“Environmental Law” means any applicable Law regulating or prohibiting Releases of Constituents of Concern into any part of the workplace or the environment, relating to the generation, Release, manufacture, processing, distribution, use, control, treatment, storage, transport, import, export, recycling, disposal or exposure of or to Constituents of Concern, or pertaining to the prevention of pollution or remediation of contamination or the protection of natural resources, wildlife, the environment, or public or employee health or safety, including Law 23 of 1973; Law 2811 of 1974; Law 99 of 1993; Law 1333 of 2009; Decree 2820 of 2010; Law 1259 of 2008; Law 1672 of 2013; Decree 3930 of 2010; their amendments, regulatory decrees, and the regulations promulgated pursuant thereto, and any analogous international treaties, national, federal, provincial, state or local statutes, and the regulations promulgated pursuant thereto, as such laws have been amended as of the Closing Date.

“Environmental Permits” means all Permits issued by Governmental Authorities that are required by Environmental Laws.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor thereto and the rules, notices and regulations thereunder.

“ERISA Affiliate” means any corporation, trade, business, or entity that, together with the Company, would be considered a single employer within the meaning of Section 4001(a) or (b) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” has the meaning set forth in Section 2.2.

“Escrow Agreement” has the meaning set forth in Section 2.2.

“Escrow Amount” has the meaning set forth in Section 2.1(b).

“Estimated Closing Cash Amount” has the meaning set forth in Section 2.3(a).

“Estimated Closing Date Balance Sheet” has the meaning set forth in Section 2.3(a).

“Estimated Equity Value Price” has the meaning set forth in Section 2.1(a)

“Estimated Closing Date Indebtedness” has the meaning set forth in Section 2.3(a).

“Estimated Closing Statement” has the meaning set forth in Section 2.3(a).

“Estimated Net Debt” means the difference between Estimated Closing Date Indebtedness and the Estimated Closing Cash Amount.

“Estimated Seller Transaction Expenses” has the meaning set forth in Section 2.3(a).

“Estimated Working Capital Balance” has the meaning set forth in Section 2.3(a).

“Estimated Working Capital Deficit” means the excess, if any, of the Reference Working Capital Balance over the Estimated Working Capital Balance.

“Estimated Working Capital Surplus” means the excess, if any, of the Estimated Working Capital Balance over the Reference Working Capital Balance.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Damages” has the meaning set forth in Section 9.3(e).

“Facilities” means those certain pipeline facilities (including all flow lines, pipelines, gathering systems, meters and appurtenances thereto) located in Colombia described more fully on Exhibit B attached hereto;

“Final Closing Adjustment Items” has the meaning set forth in Section 2.3(e).

“Final Equity Value Price” has the meaning set forth in Section 2.3(e).

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“Fundamental Representations and Warranties” means the representations and warranties contained in each of Section 4.1 (first two sentences only) (Existence and Power), Section 4.4 (Capitalization), Section 4.5 (No Subsidiaries), Section 4.17 (Title), Section 4.26 (Finders’ Fees), Section 5.1 (Organization), Section 5.2 (Authority; Enforceability) and Section 5.5 (Ownership of Units).

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation would include its certificate of incorporation and by-laws, the “Governing Document” of a limited partnership would include its limited partnership agreement and the “Governing Document” of a limited liability company would include its operating agreement.

“Governmental Authority” means any domestic or foreign governmental or regulatory agency, authority, bureau, commission, department, official or similar body or instrumentality thereof, or any governmental court, arbitral tribunal or other body administering alternative dispute resolution.

“Hydrocarbons” shall mean crude oil, gas, casinghead gas, condensate, natural gas liquids, and other gaseous or liquid hydrocarbons (including, without limitation, ethane, propane, iso-butane, nor-butane, gasoline, and scrubber liquids) of any type and chemical composition.

“Income Tax” (and with the correlative meaning “Income Taxes”) means any Tax imposed on or measured in whole or in part by income or receipts, including Taxes under the Code and Colombian Taxes under the Colombian Tax Code such as the basic income tax (Decree 624 of 1989) income tax for equity (Impuesto de renta para equidad) and capital gains tax.

“Income Tax Returns” means all Tax Returns filed with respect to Income Taxes.

“Indebtedness” means with respect to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money, including all principal, interest, premiums, fees, expenses, overdrafts and penalties with respect thereto, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of the property or services (including any earn out or similar obligation, whether or not currently payable), except trade payables incurred in the Ordinary Course of Business, (d) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument that have been drawn upon, (e) all Capitalized Lease Obligations, (f) all advances from Seller or any Affiliate or former Affiliate of Seller to the Company, (g) all obligations with respect to any unfunded or underfunded pension or medical plans, (h) all obligations owing under any hedging transaction and (i) all indebtedness of any other Person of the type referred to in clauses (a) to (h) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“Indemnified Party” has the meaning set forth in Section 9.4(a).

“Indemnifying Party” has the meaning set forth in Section 9.4(a).

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“Intellectual Property Right” means any trademark, service mark, trade name, trade secret, patent, copyright, domain name (including applications for registration or renewal of any of the foregoing), or any other similar type of proprietary intellectual property right, in each case which is used by the Company in connection with the conduct of the Business.

“Interim Financial Statements” means the balance sheet of the Company as of July 31, 2013, together with the related statements of operations and cash flows for the period then ended.

“IRS” means the Internal Revenue Service.

“Law” means any federal, foreign, state or local statute, law, rule, regulation, ordinance, code, permit or license.

“Knowledge” means matters within the knowledge of any officer of Seller or any employee of Seller with direct oversight responsibility for any aspect of the Company’s activities or operations or the Business after due inquiry by such person.

“Lien” (and with the correlative meaning “Liens”) means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person will be deemed to own, subject to a Lien, any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means any circumstance, change in, or effect on the Business or the Company that individually or in the aggregate with any other circumstances, developments, changes in or effects on the Business or the Company, taken as a whole, (i) is or would be reasonably likely to be materially adverse to the business, operations, assets or liabilities, results of operations, the financial condition or prospects of the Company, taken as a whole or (ii) that is reasonably likely to materially impair or delay the ability of Seller to perform its obligations under this Agreement and to consummate the Agreement, provided, however, that “Material Adverse Effect” shall not include the effect of any circumstance, change in, or effect arising out of or attributed to (a) the markets in which the Company generally operate, (b) general economic or political conditions (including those affecting the securities markets and changes in foreign exchange rates), (c) any change arising in connection with acts of war (whether or not declared), sabotage or terrorism, military actions or the escalation thereof or other force majeure events occurring after the date hereof, (d) any changes in applicable Law or accounting rules, (e) or any action taken at the request of Purchaser; provided that, in the case of clauses (a)–(d) there shall not be a disproportionate effect on the Company.

“Net Debt” means the Closing Date Indebtedness less the Closing Cash Amount. For avoidance of doubt, if the Closing Cash Amount is a negative balance such amount shall increase the Net Debt by the amount of such negative balance, except to the extent any such negative balance is attributable to a corresponding increase in the amount of Closing Date Indebtedness.

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“Net Working Capital” means the combined current assets (excluding Cash) minus the combined current liabilities (excluding Indebtedness of the Company or Seller Transaction Expenses paid at Closing, or any corresponding liability attributable solely to the Restricted Cash Amount) of the Company as of the date in question. An example of the calculation of Net Working Capital as of July 31, 2013, is set forth in Exhibit A hereto.

“Operating Employees” means the employees and supervisors of Seller or any Affiliate of Seller (other than the Company) who are involved in the operation of the Business of the Company.

“Order” means any judgment, injunction, judicial or administrative order or decree.

“Ordinary Course of Business” means, with respect to any Person, the ordinary course of business of such Person, consistent with such Person’s past practice and custom.

“Party” means individually each of Seller and Purchaser, which are collectively referred to herein as the “Parties.”

“Permit” has the meaning set forth in Section 4.16(b).

“Permitted Encumbrances” shall mean any of the following:

(a) Third party consent requirements and similar restrictions;

(b) All rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of the Company Properties or interests therein if they are not required or customarily obtained prior to the sale or conveyance;

(c) Rights of reassignment arising upon final intention to abandon or release the Company Properties, or any of them;

(d) Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations except to the extent the same would materially interfere or would be reasonably likely to materially interfere with the operation of the Company Properties;

(e) All rights reserved to or vested in any Governmental Authority to control or regulate any of the Company Properties in any manner and all obligations and duties under all applicable Laws, rules and orders of any such Governmental Authority or under any franchise, grant, license or permit issued by any such Governmental Authority;

(f) Permitted Liens;

(g) Defects arising out of lack of corporate or other entity authorization unless such defect results in another party’s actual and superior claim of title to the relevant Company Properties;

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(h) Defects based solely on (i) the fact that title is not substantiated by information in Seller’s files, or (ii) references to a document(s) if such referenced document(s) do not constitute a defect; and

(i) Defects that have been cured by applicable Laws of limitations or prescription.

“Permitted Lien” means (a) mechanics’ Liens, workmen’s Liens, carriers’ Liens, repairmen’s Liens, landlord’s Liens or other like Liens arising or incurred in the Ordinary Course of Business in respect of obligations that are not yet due, (b) statutory Liens for Taxes, assessments and other similar governmental charges that are not yet due, (c) Liens incurred or deposits made to secure the performance of bids, contracts, statutory obligations, surety and appeal bonds incurred in connection with the Business and in the Ordinary Course of Business by the Company, (d) any Lien on or affecting the Company Properties which is discharged by Seller at or prior to Closing or (e) Liens that arise under zoning, land use and other similar imperfections of title that arise in the Ordinary Course of Business and that, in the aggregate, could not reasonably be expected to materially affect the value, use or marketability of the property subject thereto.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization or Governmental Authority.

“Pre-Closing Matters” has the meaning set forth in Section 7.4.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date, and the portion of any Straddle Period through the end of the Closing Date.

“Preference Right” shall mean any right or agreement that enables or may enable any Person to purchase or acquire any Company Property or any interest therein or portion thereof as a result of or in connection with the execution or delivery of this Agreement or the consummation or performance of the terms and conditions contemplated by this Agreement.

“Purchase Price” means an amount equal to 6,800,000, plus any payments made by Purchaser to Seller under Section 2.7.

“Purchase Price Cap” has the meaning set forth in Section 9.3(b).

“Purchaser” has the meaning set forth in the introductory paragraph of this Agreement.

“Purchaser Indemnified Person” or “Purchaser Indemnified Persons” has the meaning set forth in Section 9.2(a).

“Reference Working Capital Balance” means $41,000.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any Company Property, including the movement of Constituents of Concern through or in the air, soil, surface water, groundwater or property.

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“Released Parties” has the meaning set forth in Section 7.4.

“Restricted Cash Amount” means (i) Cash held in trust or escrow, (ii) security deposits for rent, (iii) Cash held for purposes of meeting regulatory requirements, any liabilities under Benefit Plans or providing security for bonds or guarantees, or (iv) Cash from payments made by customers in excess of payments due to the Company or subject to refund.

“Seller” has the meaning set forth in the introductory paragraph of this Agreement.

“Seller Indemnified Person” or “Seller Indemnified Persons” has the meaning set forth in Section 9.2(b).

“Seller Transaction Expenses” shall mean the aggregate amount of all out-of-pocket fees and expenses, incurred by, or to be paid by, Seller or its Affiliates (including the Company on or prior to the Closing Date) relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby and thereby, which shall include, but not be limited to (a) any fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any Governmental Authority or third parties on behalf of Seller or the Company, (b) any fees or expenses associated with obtaining the release and termination of any Liens (other than Permitted Liens), (c) all brokers’ or finders’ fees, (d) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and experts, (e) all sale, change of control, “stay-around,” retention, success or similar bonuses, severance or other payments to any Person in connection with or upon the consummation of the transactions contemplated hereby (whether paid at Closing or after Closing), and (f) the employer portion of the Company’s payroll Taxes associated with any of the foregoing payments, in all cases, whether payable prior to or on the Closing Date or thereafter. For avoidance of doubt, Seller Transaction Expenses shall not include any expenses incurred by the Company on or after the Closing at the direction or request of Purchaser or its Affiliates (including the Company beginning after the Closing Date).

“Straddle Period” means any taxable period that begins before the Closing Date and ends after the Closing Date.

“Subsidiary” (and with the correlative meaning “Subsidiaries”) means, with respect to any Person, (a) any corporation 50% or more of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person, directly or indirectly through Subsidiaries, and (b) any partnership, limited liability company, association, joint venture, trust or other entity in which such Person, directly or indirectly through Subsidiaries, is either a general partner, has a 50% or greater equity interest at the time or otherwise owns a controlling interest.

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“Tax” (and with the correlative meaning “Taxes”) means (a) any federal, state, local or foreign net income, alternative or add-on minimum, gross income, gross receipts, sales, goods and services, harmonized sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, health, workers’ compensation, social security, excise, severance, stamp, occupation, premium, property, environmental (including Taxes under Code Section 59A), windfall profit, custom, duty, capital stock, social security (or other similar), employment insurance, health insurance, unemployment, disability, estimated or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority, whether disputed or not, (b) any liability of the Company for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, including under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), or being a party to any agreement or arrangement whereby liability of the Company for payment of such amounts was determined or taken into account with reference to the liability of any other Person, and (c) any liability of the Company for the payment of any amounts as a result of being a party to any Tax-Sharing Agreement or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person.

“Tax Proceeding” means any inquiry, claim, assessment, audit, administrative proceeding, judicial proceeding, investigation or other similar event or activity with respect to Taxes of the Company.

“Tax Return” (and with the correlative meaning “Tax Returns”) means any return, declaration, report, election, notice, filing, form, claim for refund, or information return or statement relating to Taxes (whether in tangible, electronic or other form), including any schedule or attachment thereto, and including any amendment thereof, made, prepared, filed or required to be made, prepared or filed by Law.

“Tax-Sharing Agreements” means all existing Tax-sharing agreements or arrangements (whether or not written) that are binding on the Company.

“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

“Third-Party Claim” means any claim, demand, action, suit or proceeding made or brought by any Person who or which is not a Party to this Agreement or who or which is not an Affiliate of any Party to this Agreement.

“Threshold Amount” has the meaning set forth in Section 9.3(a).

“Transfer Requirement” means any consent, approval, authorization or permit of, or filing with or notification to, any Person which is required to be obtained, made or complied with as a result of or in connection with the execution or delivery of this Agreement or the consummation or performance of the terms and conditions contemplated by this Agreement.

“Transfer Taxes” means any and all transfer, documentary, sales, use, stamp, registration, conveyance, recording and other similar Taxes, fees and charges (including any associated penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement.

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“Treasury Regulations” means the regulations promulgated by the United Treasury Department under the Code.

“Units” has the meaning set forth in the recitals to this Agreement.

“Year-End Financial Statements” means the balance sheets of the Company as of December 31, 2012 and 2011, together with the related statements of operations, members’ deficit and cash flows for the years then ended, which are attached hereto as Schedule 4.6(a).

10.2 Notices. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer or e-mail of a PDF document (receipt confirmed) or one Business Day after having been dispatched by a nationally recognized overnight courier service to the appropriate Party at the address specified below:

(a)	If to Seller to:

Osage Exploration and Development, Inc.
2445 5th Avenue, Suite 310
San Diego, CA 92131
Attn: Kim Bradford
email: kbradford@osageexploration.com

With a copy, which shall not constitute notice, to:

Robertson & Williams
9658 N. May Avenue, Suite 200
Oklahoma City, OK 73120
Attn: Tom Williams
email: tcw@robertsonwilliams.com

(b)	If to Purchaser, to:

Raven Pipeline Company, LLC
1001 Fannin Street, Suite 4775
Houston, Texas 77002
Attention: Brian Stone
Email: bstone@ravenpipeline.com &
rrussell@ravenpipeline.com

With a copy, which shall not constitute notice, to:

Porter Hedges LLP
1000 Main, 36th Floor
Houston, TX 77002
Facsimile No.: 713-226-6244
Attention: Corey C. Brown
Email: cbrown@porterhedges.com

or to such other address or addresses as any such Party may from time to time designate as to itself by like notice.

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10.3 Certain Interpretive Matters.

(a) When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference will be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. Whenever the words, “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. All references to “$” or dollar amounts will be to lawful currency of the United States of America. Any agreement referred to herein means such agreement as from time to time amended, modified or supplemented. References to a Person are also to its permitted successors and assigns. Each of the Schedules will only apply to its corresponding Section or subsection of this Agreement. To the extent the term “day” or “days” is used, it will mean calendar days unless referred to as a “Business Day.”

(b) No provision of this Agreement will be interpreted in favor of, or against, any of the Parties hereto by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

(c) All references to “knowledge” or to words of similar import will be deemed to be references “to the knowledge” (or similar reference to knowing, knowledge or awareness) and shall mean, with respect to any Person, that such Person is actually aware of the fact or other matter. Such Person will be deemed to have knowledge of a particular fact or other matter if such Person has actual knowledge of the fact or matter or would have had such actual knowledge of such fact or matter after reasonable inquiry to the individual or individuals who have primary responsibility for the applicable subject matter.

10.4 Amendments and Waivers

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective.

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(b) No failure or delay by any Party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

10.5 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, except as otherwise expressly provided for herein, the Parties will pay or cause to be paid all of their own fees and expenses incident to this Agreement and in preparing to consummate and in consummating the transactions contemplated hereby, including the fees and expenses of any broker, finder, financial advisor, investment banker, legal advisor or similar Person engaged by such Party.

10.6 Successors and Assigns. The provisions of this Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors, heirs and assigns. No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement (including any transfer by way of merger or operation of Law) without the consent of each other Party hereto; provided, Purchaser may assign its right to purchase all or any portion of the Units to any Subsidiary of Purchaser without obtaining such consent; provided, further, that Purchaser shall be permitted to assign, without obtaining such consent, all or part of its rights and obligations hereunder by way of collateral assignment to any lender of Purchaser or its Affiliates, but no such assignment shall relieve Purchaser of its obligations under this Agreement.

10.7 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their permitted successors and assigns, and nothing herein expressed or implied will give or be construed to give to any Person, other than the Parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.

10.8 Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the Laws that might otherwise govern under principles of conflict of laws thereof.

10.9 Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the courts of the State of Texas, in Harris County, and the federal courts sitting in Harris County, Texas. Each of the Parties (i) consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding, (ii) irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum, (iii) will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iv) will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 10.2 will be deemed effective service of process on such Party.

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10.10 Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

10.11 Table of Contents; Headings. The table of contents and headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions hereof.

10.12 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter of this Agreement. This Agreement (including the Schedules and Exhibits hereto) and the Ancillary Agreements supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter hereof of this Agreement.

10.13 Severability; Specific Performance.

(a) If any provision of this Agreement or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable in any respect by a court or arbitral tribunal of competent jurisdiction, the remainder of the provisions of this Agreement (or the application of such provision in other jurisdictions or to Persons or circumstances other than those to which it was held invalid, illegal or unenforceable) will in no way be affected, impaired or invalidated, and to the extent permitted by applicable Law, any such provision will be restricted in applicability or reformed to the minimum extent required for such provision to be enforceable. This provision will be interpreted and enforced to give effect to the original written intent of the Parties prior to the determination of such invalidity or unenforceability.

(b) Each of the Parties hereto acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with its specific terms or otherwise are breached. Accordingly, each of the Parties hereto agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at Law or in equity.

10.14 Currency Exchange. In the event that any conversion of currency from the Colombian Peso to US Dollars is required under this Agreement, the Parties agree that such conversion shall be calculated based upon the closing mid-point spot exchange rate quoted by HSBC Bank USA N.A. in New York at 12:00 p.m. on the relevant Business Day.

[Signature page follows]

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The Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PURCHASER:

RAVEN PIPELINE COMPANY, LLC

By:
Title:
Name:

SELLER:

OSAGE EXPLORATION & DEVELOPMENT, INC.

By:
Name:
Title:

[Signature Page to Membership Interest Purchase Agreement]

EXHIBIT A

NET WORKING CAPITAL EXAMPLE

See attached

EXHIBIT B

PIPELINE FACILITIES

See attached